
                                                                   EXHIBIT 10.24


                               CREDIT AGREEMENT


                                     among


                                SSI VENTURE LLC
                                   Borrower


                               NATIONSBANK, N.A.
                                     Agent


                                      and


                           THE LENDERS NAMED HEREIN



                                  $20,000,000



                               December 30, 1998
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                               TABLE OF CONTENTS
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                                                                                                     Page

SECTION 1             DEFINITIONS AND TERMS.........................................................    1
      1.1             Definitions...................................................................    1
      1.2             Number and Gender of Words....................................................    9
      1.3             Accounting Principles.........................................................    9

SECTION 2             COMMITMENT....................................................................    9
      2.1             Facilities A and B............................................................    9
      2.2             Loan Procedure................................................................   10
      2.3             L/C Subfacility...............................................................   10

SECTION 3             TERMS OF PAYMENT..............................................................   12
      3.1             Notes and Payments............................................................   13
      3.2             Interest and Principal Payments; Voluntary Commitment Reductions..............   13
      3.3             Interest Options..............................................................   15
      3.4             Quotation of Rates............................................................   15
      3.5             Default Rate..................................................................   15
      3.6             Interest Recapture............................................................   15
      3.7             Interest Calculations.........................................................   15
      3.8             Maximum Rate..................................................................   15
      3.9             Interest Periods..............................................................   16
      3.10            Conversions...................................................................   16
      3.11            Order of Application..........................................................   16
      3.12            Sharing of Payments, Etc......................................................   16
      3.13            Booking Loans.................................................................   16
      3.14            Basis Unavailable or Inadequate for LIBOR.....................................   16
      3.15            Additional Costs..............................................................   17
      3.16            Change in Laws................................................................   17
      3.17            Funding Loss..................................................................   18
      3.18            Foreign Lenders...............................................................   18
      3.19            Affected Lender's Obligation to Mitigate......................................   18
      3.20            Replacement Lender............................................................   18

SECTION 4             FEES..........................................................................   18
      4.1             Treatment of Fees.............................................................   18
      4.2             Fee Letter....................................................................   19
      4.3             L/C Fees......................................................................   19
      4.4             Facility A Commitment Fee.....................................................   19

SECTION 5             GUARANTY......................................................................   19

SECTION 6             CONDITIONS PRECEDENT..........................................................   19
      6.1             Initial Advance...............................................................   19
      6.2             Each Advance..................................................................   20

SECTION 7             REPRESENTATIONS AND WARRANTIES................................................   20
      7.1             Regulation U..................................................................   20
      7.2             Corporate Existence, Good Standing, Authority and Compliance; Ownership.......   20
      7.3             Subsidiaries..................................................................   20
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      7.4             Authorization and Contravention...............................................   20
      7.5             Binding Effect................................................................   20
      7.6             Financial Statements; Fiscal Year.............................................   20
      7.7             Litigation....................................................................   21
      7.8             Taxes.........................................................................   21
      7.9             Environmental Matters.........................................................   21
      7.10            Employee Plans................................................................   21
      7.11            Properties and Liens..........................................................   21
      7.12            Government Regulations........................................................   21
      7.13            Transactions with Affiliates..................................................   21
      7.14            Debt..........................................................................   22
      7.15            Labor Matters.................................................................   22
      7.16            Solvency......................................................................   22
      7.17            Intellectual Property.........................................................   22
      7.18            Full Disclosure...............................................................   22
      7.19            Year 2000 Compliance..........................................................   22

SECTION 8             AFFIRMATIVE COVENANTS.........................................................   22
      8.1             Items to be Furnished.........................................................   22
      8.2             Use of Proceeds...............................................................   23
      8.3             Books and Records.............................................................   24
      8.4             Inspections...................................................................   24
      8.5             Taxes.........................................................................   24
      8.6             Payment of Obligations........................................................   24
      8.7             Expenses......................................................................   24
      8.8             Maintenance of Existence, Assets, and Business................................   24
      8.9             Insurance.....................................................................   24
      8.10            Environmental Laws............................................................   25
      8.11            Subsidiaries..................................................................   25
      8.12            Indemnification...............................................................   25

SECTION 9             NEGATIVE COVENANTS............................................................   25
      9.1             Taxes.........................................................................   25
      9.2             Payment of Obligations........................................................   25
      9.3             Employee Plans................................................................   26
      9.4             Debt..........................................................................   26
      9.5             Liens.........................................................................   26
      9.6             Transactions with Affiliates..................................................   26
      9.7             Compliance with Laws and Documents............................................   26
      9.8             Loans, Advances and Investments...............................................   26
      9.9             Distributions.................................................................   27
      9.10            Sale of Assets................................................................   27
      9.11            Mergers and Dissolutions......................................................   27
      9.12            Assignment....................................................................   27
      9.13            Fiscal Year and Accounting Methods............................................   27
      9.14            New Businesses................................................................   27
      9.15            Government Regulations........................................................   27

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SECTION 10            FINANCIAL COVENANTS...........................................................   27
      10.1            Minimum Net Worth.............................................................   27
      10.2            Minimum Fixed Charge Coverage Ratio...........................................   27

SECTION 11            DEFAULT.......................................................................   27
      11.1            Payment of Obligation.........................................................   27
      11.2            Covenants.....................................................................   28
      11.3            Debtor Relief.................................................................   28
      11.4            Judgments and Attachments.....................................................   28
      11.5            Government Action.............................................................   28
      11.6            Misrepresentation.............................................................   28
      11.7            Ownership.....................................................................   28
      11.8            Default Under Other Agreements................................................   28
      11.9            Validity and Enforceability of Loan Documents.................................   28
      11.10           Employee Plans................................................................   28

SECTION 12            RIGHTS AND REMEDIES...........................................................   29
      12.1            Remedies Upon Default.........................................................   29
      12.2            Waivers.......................................................................   29
      12.3            Performance by Agent..........................................................   29
      12.4            Not in Control................................................................   29
      12.5            Course of Dealing.............................................................   29
      12.6            Cumulative Rights.............................................................   29
      12.7            Application of Proceeds.......................................................   30
      12.8            Diminution in Value of Collateral.............................................   30
      12.9            Certain Proceedings...........................................................   30

SECTION 13            AGREEMENT AMONG LENDERS.......................................................   30
      13.1            Agent.........................................................................   30
      13.2            Expenses......................................................................   31
      13.3            Proportionate Absorption of Losses............................................   31
      13.4            Delegation of Duties; Reliance................................................   31
      13.5            Limitation of Agent's Liability...............................................   32
      13.6            Default.......................................................................   32
      13.7            Limitation of Liability.......................................................   32
      13.8            Relationship of Lenders.......................................................   33
      13.9            Benefits of Agreement.........................................................   33

SECTION 14            MISCELLANEOUS.................................................................   33
      14.1            Headings......................................................................   33
      14.2            Nonbusiness Days; Time........................................................   33
      14.3            Communications................................................................   33
      14.4            Form and Number of Documents..................................................   33
      14.5            Exceptions to Covenants.......................................................   33
      14.6            Survival......................................................................   33
      14.7            Governing Law.................................................................   33
      14.8            Invalid Provisions............................................................   33
      14.9            Venue; Service of Process; Jury Trial.........................................   34
      14.10           Amendments, Consents, Conflicts and Waivers...................................   34
      14.11           Multiple Counterparts.........................................................   35
      14.12           Successors and Assigns; Participation.........................................   35
      14.13           Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances...   36
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      14.14           Entirety......................................................................   36

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SCHEDULES
---------

Schedule 1            Parties, Addresses, Committed Sums, and Wiring Information
Schedule 7.2          Corporate Structure and Jurisdictions of Incorporation and
                      Business
Schedule 7.7          Material Litigation Summary
Schedule 7.9          Material Environmental Matters
Schedule 7.13         Non-Standard Transactions with Affiliates
Schedule 9.9          Permitted Distributions and Payments to Affiliates

EXHIBITS
--------

Exhibit A-1           Facility A Note
Exhibit A-2           Facility B Note
Exhibit B             Guaranty
Exhibit C             Loan Request
Exhibit D             Compliance Certificate
Exhibit E             Conversion Request
Exhibit F             L/C Request
Exhibit G             Assignment

                                 CREDIT AGREEMENT
                                 ----------------

     This CREDIT AGREEMENT is entered into as of December 30, 1998, among SSI Venture LLC, a Colorado limited liability company ("Borrower"), the Lenders (defined below), and NationsBank, N.A., as Agent for itself and the other Lenders.

     Borrower has requested Lenders to extend credit not to exceed an aggregate principal amount of $20,000,000, to be allocated as follows:

     A. A revolving credit facility of up to $10,000,000, to be funded by Lenders ("Facility A"), and

     B. A term loan in a principal amount not to exceed $10,000,000, to be funded by Lenders ("Facility B").

Lenders are willing to extend the requested credit on the terms and conditions of this Agreement. Accordingly, the undersigned agree as follows:

SECTION 1  DEFINITIONS AND TERMS.
---------  ---------------------

     1.1   Definitions.  As used in the Loan Documents:
           -----------

     Affiliate of a Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with that Person. For purposes of this definition (a) "control," "controlled by," and "under common control with" mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies, (whether through ownership of voting securities, or other ownership interests, by contract or otherwise), and (b) Mr. Thomas A. Gart, Mr. Kenneth Gart and GSSI LLC, a Colorado limited liability company, are "Affiliates" of Borrower.

     Agent means NationsBank, N.A., a national banking association, and its successor or successors as agent for Lenders under this Agreement.

     Agreement means this Credit Agreement, as amended, supplemented or restated from time to time.

     Applicable Margin is defined in the Vail Credit Agreement.

     Applicable Percentage is defined in the Vail Credit Agreement.

     Base Rate means, for any day, the rate per annum equal to the sum of (a) the Applicable Margin, plus (b) the higher of (i) the Federal Funds Rate for such day plus one-half of one percent (0.5%), and (ii) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

     Base Rate Loans means Loans that bear interest at rates based upon the Base Rate.

     Borrower is defined in the preamble to this Agreement.

     Business Day means (a) for all purposes, any day, other than Saturday, Sunday, and any other day that commercial banks are authorized by Law to be closed in Texas or New York.

     Capital Expenditures means, without duplication, the following (calculated on a consolidated basis for Borrower and its Subsidiaries in accordance with
GAAP): (a) the gross amount of expenditures for fixed or capital assets determined in accordance with GAAP (excluding any such assets acquired in connection with normal replacement and maintenance programs properly expensed in accordance with GAAP), plus (b) to the extent not included in clause (a), the aggregate principal portion of all payments under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).

     Capital Lease means any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet.

     Change of Control Transaction means the occurrence of any transaction or event, as a result of which transaction or event The Vail Corporation shall cease to possess, and some other Person shall obtain, in either case directly or indirectly, the power to direct or cause the direction of the management or policies of Borrower, whether through the ownership of voting securities, by contract or otherwise.

     Closing Date means the date this Agreement and the other Loan Documents are fully executed and delivered.

     Code means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

     Commitment Usage means, at any time, for each Lender, the sum of its Facility A Commitment Usage and its Facility B Principal Debt.

     Commitment means the amounts (which are subject to reduction and cancellation as provided in this Agreement) stated beside a Lender's name for Facility A and Facility B on Schedule 1 as most recently amended under this Agreement.

     Compliance Certificate means a certificate substantially in the form of Exhibit D and signed by Borrower's Chief Financial Officer, together with the calculation worksheet described therein.

     Conversion Request means a request substantially in the form of Exhibit E.

     Current Financials means, at any time, the Financial Statements or other information of Borrower most recently delivered to Agent under Section 6.1(h), 8.1(a) or 8.1(b), as the case may be.

     Debt means (without duplication), for any Person, (a) all obligations required by GAAP to be classified upon such Person's balance sheet as liabilities, (b) liabilities secured (or for which the holder of the Debt has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) all guaranties, endorsements and other contingent obligations with respect to Debt or obligations of others.

     Debtor Relief Laws means the Title 11 of the U.S. Code as amended from time to time, and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar Laws affecting creditors' Rights in effect from time to time.

     Default is defined in Section 11.

     Default Rate means an annual rate of interest equal from day to day to the lesser of (a) the then-existing Base Rate plus 2%, and (b) the Maximum Rate.

     Distribution means, with respect to any shares of any capital stock or other equity securities issued by a Person, (a) the retirement, redemption, purchase or other acquisition for value of those securities by such Person, (b) the payment of any dividend on or with respect to those securities by such Person, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of those securities, and (d) any other payment by that Person with respect to those securities.

     EBITDA means earnings before interest expenses, Taxes and non-cash operating charges (such as depreciation and amortization expense), and extraordinary gains and losses, calculated on a consolidated basis for Borrower and any Subsidiaries in accordance with GAAP.

     Eligible Assignee means (i) a Lender; (ii) an Affiliate of a Lender; and
(iii) any other Person approved by Agent and, unless a Default or Potential Default exists at the time any assignment is effected in accordance with Section 14.12(c), Borrower, such approval not to be unreasonably withheld or delayed by Borrower, provided, however, that neither Borrower nor an Affiliate of Borrower shall qualify as an Eligible Assignee.

     Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by Borrower.

     Environmental Law means any Law that relates to the pollution or protection of the environment or to Materials of Environment Concerns.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

     Facilities means Facility A and Facility B.

     Facility A is defined in the preamble to this Agreement.

     Facility A Commitment means, at any time, the sum of all Commitments for all Lenders under Facility A (as reduced or canceled under this Agreement) then in effect.

     Facility A Commitment Usage means, at any time, the sum of (a) the Facility A Principal Debt, plus (b) the L/C Exposure.

     Facility A Note means a promissory note substantially in the form of Exhibit A-1.

     Facility A Principal Debt means, at any time, the unpaid principal balance of all Loans under Facility A.

     Facility A Termination Date means the earlier of (a) December 31, 2003, and
(b) the "Termination Date" under the Vail Credit Agreement.

     Facility B is defined in the preamble to this Agreement.

     Facility B Commitment means, at any time, the sum of all Commitments for all Lenders under Facility B (as reduced or canceled under this Agreement) then in effect.

     Facility B Maturity Date means the earlier of (a) December 31, 2003, and
(b) the "Termination Date" under the Vail Credit Agreement.

     Facility B Note means a promissory note substantially in the form of Exhibit A-2.

     Facility B Principal Debt means, at any time, the unpaid principal balance of all Loans under Facility B.

     Federal Funds Rate means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Agent (in its individual capacity) on such day on such transactions as determined by Agent.

     Financial Hedge means a swap, collar, floor, cap, or other contract between Borrower and any Lender or another Person reasonably acceptable to Required Lenders, which is intended to reduce or eliminate the risk of fluctuations in interest rates and which is legal and enforceable under applicable Law.

     Financial Statements of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus, and statements of cash flow prepared (a) according to GAAP, (b) except as stated in Section 1.3, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidating and consolidated basis if that Person had any consolidated Subsidiaries during the applicable period.

     Funded Debt means the following, calculated for Borrower in accordance with
GAAP: (i) all obligations for borrowed money (whether as a direct obligation on a promissory note, bond, zero coupon bond, debenture or other similar instrument, or as an unfulfilled reimbursement obligation on a drawn letter of credit or similar instrument, or otherwise), plus (but without duplication) (ii) all Capital Lease obligations (other than the interest component of such obligations) of Borrower.

     Funding Loss means any loss or expense that any Lender reasonably incurs because (a) Borrower fails or refuses (for any reason whatsoever, other than a default by Agent or the Lender claiming such loss or expense) to take any Loan that it has requested under this Agreement, or (b) Borrower pays any LIBOR Loan or converts any LIBOR Loan to a Base Rate Loan, in each case, before the last day of the applicable Interest Period.

     GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date of this Agreement.

     Guaranty means a guaranty substantially in the form of Exhibit B.

     Hazardous Substance means any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance under any Environmental Law.

     Intellectual Property means (a) common law, federal statutory, state statutory and foreign trademarks or service marks (including, without limitation, all registrations and pending applications and the goodwill of the business symbolized by or conducted in connection with any such trademark or service mark), trademark or service mark licenses and all proceeds of trademarks or service marks (including, without limitation, license royalties and proceeds from infringement suits), (b) U.S. and foreign patents (including, without limitation, all pending applications, continuations, continuations-in-part, divisions, reissues, substitutions and extensions of existing patents or applications), patent licenses and all proceeds of patents (including, without limitation, license royalties and proceeds from infringement suits), (c) copyrights (including, without limitation, all registrations and pending applications), copyright licenses and all proceeds of copyrights (including, without limitation, license royalties and proceeds from infringement suits), and
(d) trade secrets, but does not include (i) any licenses (including, without limitation, liquor licenses) or any permits (including, without limitation, sales tax permits) issued by a Tribunal and in which (y) the licensee's or permittee's interest is defeasible by such Tribunal and (z) the licensee or permittee has no right beyond the terms, conditions and periods of the license or permit, or (ii) trade names or "dba"s to the extent they do not constitute trademarks or service marks.

     Interest Period is determined in accordance with Section 3.9.

     Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees and judgments.

     L/C means each letter of credit (in such form as shall be customary in respect of obligations of a similar nature and as shall be reasonably requested by Borrower) issued by Agent under this Agreement and an L/C Agreement.

     L/C Agreement means a letter of credit application and agreement (in form and substance satisfactory to Agent in its reasonable discretion) submitted by Borrower to Agent for an L/C.

     L/C Exposure means, without duplication, the sum of (a) the aggregate face amount of all undrawn and uncancelled L/Cs, plus (b) the aggregate unpaid reimbursement obligations of Borrower under drawings or drafts under any L/C.

     L/C Request means a request substantially in the form of Exhibit F.

     L/C Subfacility means a subfacility for the issuance of L/Cs, as described in Section 2.3.

     Lenders means each of the lenders named on the attached Schedule 1 or on the most recently amended Schedule 1, if any, delivered by Agent under this Agreement, and, subject to this Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement).

     LIBOR means, with respect to any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page or any successor service for the purpose of displaying London interbank offered rates of major banks) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

     LIBOR Loan means a Loan bearing interest at the sum of LIBOR plus the Applicable Margin.

     Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     Litigation means any action by or before any Tribunal.

     Loan means any amount disbursed by any Lender to Borrower under the Loan Documents, either as an original disbursement of funds, the continuation of an amount outstanding, or payment under an L/C.

     Loan Date means for any Loan, the date for which funds are requested by Borrower.

     Loan Documents means (a) this Agreement, certificates and reports delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Notes, the Guaranty and all other agreements, documents and instruments in favor of Agent or Lenders (or Agent on behalf of Lenders) ever delivered in connection with or under this Agreement or otherwise delivered in connection with all or any part of the Obligation (excluding financial projections), (c) all L/Cs and L/C Agreements, (d) any Financial Hedge between Borrower and any Lender, and (e) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing.

     Loan Request means a request substantially in the form of Exhibit C.

     Management Agreement means the Management Agreement among Borrower and The Gart Companies, Inc., a Colorado corporation, dated June 25, 1998, as in effect on the date hereof.

     Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) impairment of the ability of Borrower or The Vail Corporation to perform any of its payment or other material obligations under any Loan Document, (b) impairment of the ability of Agent or any Lender to enforce (i) any of the material obligations of Borrower under this Agreement or (ii) any of their respective Rights under the Loan Documents, (c) material and adverse effect on the financial condition of Borrower as represented to Lenders in the Current Financials, or (d) Default or Potential Default.

     Material Agreement means, for any Person, any agreement (excluding purchase orders for material or inventory in the ordinary course of business) to which that Person is a party, by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days' notice without liability for further payment, other than nominal penalty, and that requires that Person to pay more than $500,000 during any 12-month period.

     Maximum Amount and Maximum Rate respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, such Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.

     Member means each of GSSI LLC and The Vail Corporation, collectively "Members."

     Moody's means Moody's Investors Service, Inc.

     Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which Borrower (or any Person that, for purposes of Title IV of ERISA, is a member of Borrower's controlled group or is under common control with Borrower within the meaning of
Section 414 of the Code) is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

     NationsBank means NationsBank, N.A.

     Notes means all outstanding and unpaid Facility A Notes and Facility B
Notes.

     Obligation means all present and future indebtedness and obligations, and all renewals, increases and extensions thereof, or any part thereof, now or hereafter owed to Agent or any Lender by Borrower under any Loan Document, together with all interest accruing thereon, fees, costs and expenses (including, without limitation, all attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of Rights under the Loan Documents.

     Operating Agreement means the Operating Agreement of Borrower dated June 15, 1998, between The Vail Corporation (d/b/a Vail Associates, Inc.) and GSSI LLC, as in effect on the date hereof.

     Participant is defined in Section 14.12(b).

     PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

     Permitted Debt means: (a) the Obligation; (b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business; and
(c) current trade and customer accounts payable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

     Permitted Liens means:

          (a) Liens directly securing the Obligation;

          (b) purchase money liens which encumber only the assets acquired;

          (c) pledges or deposits made to secure payment of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions or other social security programs;

          (d) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations, surety or appeal bonds or indemnity, performance or other similar bonds in the ordinary course of business;

          (e) encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

          (f) the following, if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance: (i) Liens for Taxes; (ii) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits; (iii) Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens); and (iv) adverse judgments on appeal;

          (g) any interest or title of a lessor or licensor in assets being leased or licensed to Borrower; and

          (h) licenses, leases or subleases granted to third Persons which do not interfere in any material respect with the business conducted by Borrower.

     Person means any individual, partnership, entity or Tribunal.

     Potential Default means the occurrence of any event or the existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

     Prime Rate means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

     Principal Debt means, at any time, the unpaid principal balance of all Loans.

     Pro Rata and Pro Rata Part means, when determined for any Lender, if no Default or Potential Default exists, the proportion (stated as a percentage) that its Commitment bears to the Total Commitment, or if a Default or Potential Default exists, the proportion (stated as a percentage) that the Principal Debt owed to it bears to the aggregate Principal Debt owed to all Lenders.

     Purchaser is defined in Section 14.12(c).

     Quarterly Date means each January 31, April 30, July 31 and October 31.

     Representatives means representatives, officers, directors, employees, attorneys and agents.

     Required Lenders means Lenders holding more than (a) 50% of the Total Commitment, if no Default or Potential Default exists, or (b) 50% of the outstanding Principal Debt, if a Default or Potential Default exists.

     Reserve Requirement means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans.

     Responsible Officer means the chairman, president, chief executive officer, chief financial officer, chief operating officer, chief accounting officer, controller or treasurer of Borrower.

     Rights means rights, remedies, powers, privileges and benefits.

     S&P means Standard & Poor's Ratings Group (a division of McGraw Hill,
Inc.).

     Solvent means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

     Subsidiary means with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     Tangible Net Worth means, when determined, total assets minus total liabilities (in each case calculated on a consolidated basis for Borrower and any Subsidiaries in accordance with GAAP).

     Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises or assets.

     Termination Date means, as applicable, the Facility A Termination Date or the Facility B Maturity Date.

     The Vail Corporation means The Vail Corporation, a Colorado corporation doing business as Vail Associates, Inc. and a party to the Guaranty pursuant to
Section 5.

     Total Commitment means, at any time, the sum of the Facility A Commitment and the Facility B Commitment.

     Total Commitment Usage means, at any time, the sum of (a) the Facility A Commitment Usage and the Facility B Principal Debt.

     Tribunal means any (a) local, state, or federal judicial, executive, or legislative instrumentality or agency, (b) private arbitration board or panel, or (c) central bank.

     Type means any type of Loan (i.e. a Base Rate Loan or LIBOR Loan).

     UCP means The Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 (as amended or modified).

     U.S. means United States of America.

     Vail Credit Agreement means the Credit Agreement dated as of December 19, 1997, among The Vail Corporation, NationsBank, N.A., as agent, and the banks named therein (as heretofore or hereafter amended).

     Year 2000 Compliant and Year 2000 Problem are defined in Section 7.19.

     1.2   Number and Gender of Words.  The singular includes the plural where
           --------------------------
appropriate and vice versa, and words of any gender include each other gender where appropriate.

     1.3   Accounting Principles.  Under the Loan Documents, unless otherwise
           ---------------------
stated, (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (d) while Borrower has any consolidated Subsidiaries, all accounting and financial terms and compliance with financial covenants must be on a consolidating and consolidated basis, as applicable.

SECTION 2  COMMITMENT.
---------  ----------

     2.1   Facilities A and B.  Subject to the provisions in the Loan
           ------------------
Documents, each Lender severally and not jointly agrees to lend to Borrower under Facility A and Facility B on the following conditions:

           2.1.1  Facility A.  Each Lender agrees to lend Borrower its Pro Rata
                  ----------
     Part of one or more Loans under Facility A, which Borrower may borrow, repay and reborrow under this Agreement, Facility A Loans are subject to the following conditions:

                  (a) Each Loan under Facility A must occur on a Business Day and no later than the Business Day immediately preceding the Facility A Termination Date;

                  (b) Each Loan under Facility A must be in an amount not less than (i) $100,000 or a greater integral multiple of $50,000 (if a Base Rate Loan), (ii) $250,000 or a greater integral multiple of $50,000 (if a LIBOR Loan);

                  (c) When determined, (i) the Facility A Commitment Usage may not exceed the Facility A Commitment, (ii) no Lender's Pro Rata Part of the Facility A Commitment Usage may exceed such Lender's Commitment for Facility A, and (iii) the Facility A Commitment Usage, when aggregated with the Facility B Principal Debt may not exceed the Total Commitment; and

           2.1.2  Facility B.  Each Lender agrees to lend to Borrower its Pro
                  ----------
     Rata Part of a single Loan under Facility B, which, after it has been prepaid, may not be reborrowed. Facility B Loans are subject to the following conditions:

                  (a) The Loan under Facility B must occur on or before the third Business Day after the Closing Date;

                  (b) The Loan must be in an amount equal to or less than the Facility B Commitment; and

                  (c) (i) The Facility B Principal Debt may not exceed the Facility B Commitment; (ii) no Lender's Pro Rata Part of the Facility B Principal Debt may exceed such Lender's Commitment for Facility B; and (iii) the Facility B Principal Debt, when aggregated with the Facility A Commitment Usage, may not exceed the Total Commitment.

     2.2   Loan Procedure.
           --------------

           (a) Borrower may request a Loan by submitting to Agent a Loan Request, which is irrevocable and binding on Borrower. The Loan Request must be received by Agent no later than 10:00 a.m. on (i) the third Business Day preceding the Loan Date for any LIBOR Loan or (ii) the Business Day preceding the Loan Date for any Base Rate Loan. Agent shall promptly notify each Lender of its receipt of any Loan Request and its contents.

           (b) By 11:00 am on the applicable Loan Date, each Lender shall remit its Pro Rata Part of each requested Loan by wire transfer to Agent pursuant to Agent's wire transfer instructions on Schedule 1 (or as otherwise directed by Agent) in funds that are available for immediate use by Agent. Subject to receipt of such funds, Agent shall make such funds available to Borrower as directed in the Loan Request (unless it has actual knowledge that any applicable condition precedent either has not been satisfied by Borrower or has been waived by Required Lenders).

           (c) Absent contrary written notice from a Lender, Agent may assume that each Lender has made its Pro Rata Part of the requested Loan available to Agent on the applicable Loan Date, and Agent may, in reliance upon such assumption (but is not required to), make available to Borrower a corresponding amount. If a Lender fails to make its Pro Rata Part of any requested Loan available to Agent on the applicable Loan Date, Agent may recover the applicable amount on demand (i) from that Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to Borrower by Agent and ending on (but excluding) the date Agent recovers the amount from that Lender, or (ii), if that Lender fails to pay its amount upon demand, then from Borrower, together with interest at an annual interest rate equal to the rate applicable to the requested Loan for the period commencing on the Loan Date and ending on (but excluding) the date Agent recovers the amount from Borrower. No Lender is responsible for the failure of any other Lender to make its Pro Rata Part of any Loan.

     2.3   L/C Subfacility.
           ---------------

           (a) Subject to the terms and conditions of this Agreement and applicable Law, Agent agrees to issue L/Cs denominated in U.S. Dollars under the Facility A upon Borrower's delivery of a duly executed L/C Request and an L/C Agreement, each of which must be received by Agent no later than 10:00 a.m. on the third Business Day before the requested L/C is to be issued; provided that the L/C Exposure may not exceed $500,000 and the Facility A Commitment Usage may not exceed the Facility A Commitment. Each L/C must expire no later than 13 months from its issuance; provided that any L/C may, at Borrower's request, provide that it is self-extending upon its expiration date for successive periods of 6 to 12 months each (as selected by

     Borrower), unless Agent has given the beneficiary thereunder at least 30 days (but no more than 120 days) prior written notice to the contrary (provided, however, that such notice shall in no event be given by Agent unless (i) Agent is directed so to do by Borrower, (ii) a Default exists, or (iii) such extension would extend the expiration date beyond the Facility A Termination Date). In no event may any L/C have an expiration date later than the Termination Date.

           (b) Immediately upon Agent's issuance of any L/C, Agent shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation (to the extent of such Lender's Pro Rata Part of the Facility A Commitment) in the L/C and all applicable Rights of Agent in the L/C (other than Rights to receive the fronting fees provided for in Section 4.3). Agent agrees to provide a copy of each L/C to each other Lender upon request. However, Agent's failure to send a copy of an issued L/C shall not affect the rights and obligations of Agent and Lenders under this Agreement.

           (c) To induce Agent to issue and maintain L/Cs, and to induce Lenders to participate in issued L/Cs, Borrower agrees to pay or reimburse Agent
     (i) within one (1) Business Day after Borrower receives notice from Agent that any draft or draw request has been properly presented under any L/C, or if the draft of draw request is for payment at a future date, within one
     (1) Business Day before the payment date specified in the draw request, the amount paid or to be paid by Agent subject to a credit, (ii) promptly, upon demand, the amount of any additional fees Agent customarily charges for confirming, negotiating or amending L/C Agreements, for honoring drafts and draw requests or other forms of demands, and taking similar action in connection with letters of credit. If Borrower does not timely pay or reimburse Agent for any drafts or draw requests paid or to be paid, Agent is irrevocably authorized to fund Borrower's reimbursement obligations as a Base Rate Loan under Facility A if and the proceeds of the Facility A Base Rate Loan shall be advanced directly to Agent to pay Borrower's unpaid reimbursement obligations. If funds cannot be advanced under Facility A or if Agent elects not to exercise the authority granted it for the immediately preceding sentence to fund the reimbursement obligations as a Borrower, Borrower's reimbursement obligation shall constitute a demand obligation. Borrower's reimbursement obligations shall accrue interest (x) at the Base Rate from the date Agent pays the applicable draft or draw request through the date Agent is paid or reimbursed by Borrower and, (y) if funds are not advanced under Facility A, at the Default Rate from the date Agent pays the applicable draft or draw request through the date Agent is paid or reimbursed by Borrower. Borrower's obligations under this
     Section 2.3(c) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have at any time against Agent or any other Person. Agent shall promptly distribute reimbursement payments received from Borrower to all Lenders according to their Pro Rata Part of the Facility A Commitment.

           (d) Agent shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any L/C (but failure to give notice will not affect Borrower's obligations under this Agreement). Agent shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable L/C. When making payment, Agent may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Agent is not liable for any of those obligations). Borrower's reimbursement obligations to Agent and Lenders, and each Lender's obligations to Agent, under this Section 2.3 are absolute and unconditional irrespective of, and Agent is not responsible for, (1) the validity, enforceability, sufficiency, accuracy or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent or forged), unless presentment on its face does not comply with the terms of the applicable L/C, (2) any dispute by Borrower with or Borrower's claims, setoffs, defenses (other than payment), counterclaims or other Rights against Agent, any Lender or any other Person, or (3) the occurrence of any Potential Default or Default.

           (e) If Borrower fails to reimburse Agent as provided in Section 2.3(c) and funds are not advanced under Facility A to satisfy the reimbursement obligations, Agent shall promptly notify each Lender of Borrower's failure, of the date and amount paid, and of each Lender's Pro Rata Part of the unreimbursed amount. Each Lender shall promptly and unconditionally make available to Agent in immediately available funds its Pro Rata Part of the unpaid reimbursement obligation. Such funds are due and payable to Agent before the close of business on (i) the Business Day Agent gives notice to each Lender of Borrower's reimbursement failure if the notice is received by a Lender before 2:00 p.m. in the time zone where such Lender's office listed on Schedule 1 is located, or (ii) on the next succeeding Business Day after the Business Day Agent gives notice to each Lender of Borrower's reimbursement failure, if notice is received after 2:00 p.m. in the time zone where such Lender's office listed on Schedule 1 is located. All amounts payable by any Lender accrue interest at the Federal Funds Rate from the day the applicable draft or draw is paid by Agent to (but not including) the date the amount is paid by the Lender to Agent.

           (f) Borrower acknowledges that each L/C is deemed issued upon delivery to the beneficiary or Borrower. If Borrower requests any L/C be delivered to Borrower rather than the beneficiary, and Borrower subsequently cancels that L/C, Borrower agrees to return it to Agent together with Borrower's written certification that it has never been delivered to the beneficiary. If any L/C is delivered to the beneficiary under Borrower's instructions, Borrower's cancellation is ineffective without Agent's receipt of the beneficiary's written consent and the L/C. Borrower shall indemnify Agent for all losses, costs, damages, expenses and reasonable attorneys' fees suffered or incurred by Agent resulting from any dispute concerning Borrower's cancellation of any L/C.

           (g) Agent agrees with each Lender that it will examine all documents with reasonable care to ascertain that they appear on their face to be in accordance with the terms and conditions of the L/C. Each Lender and Borrower agree that, in paying any draft or draw under any L/C, Agent has no responsibility to obtain any document (other than any documents expressly required by the respective L/C) or to ascertain or inquire as to any document's validity, enforceability, sufficiency, accuracy or genuineness or the authority of any Person delivering it, unless presentment on its face does not comply with the terms of the applicable L/C. Neither Agent nor its Representatives will be liable to any Lender or Borrower for any L/C's use or for any beneficiary's acts or omissions. Any action, inaction, error, delay or omission taken or suffered by Agent or any of its Representatives in connection with any L/C, applicable draws, drafts or documents, or the transmission, dispatch or delivery of any related message or advice, if in conformity with applicable Laws and in accordance with the standards of care specified in the UCP, is binding upon Borrower and Lenders. Agent is not liable to Borrower or any Lender for any action taken or omitted by Agent or its Representative in connection with any L/C in the absence of gross negligence or willful misconduct.

           (h) On the Facility A Termination Date, or upon a termination of all of Facility A under Section 3.2(d) during the continuance of a Default under Section 11.3, or upon any demand by Agent during the continuance of any other Default, Borrower shall provide to Agent, for the benefit of Lenders, cash collateral in an amount equal to the then-existing L/C Exposure. Any cash collateral provided by Borrower to Agent in accordance with this Section 2.3(h) shall be deposited by Agent in an interest bearing cash collateral account maintained with Agent at the office of Agent and invested in obligations issued or guaranteed by the U.S. and, upon the surrender of any L/C, Agent shall deliver the appropriate funds on deposit in such collateral account to Borrower together with interest accrued on such funds.

           (i) Borrower shall protect, indemnify, pay and save Agent, each Lender and their respective Representatives harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any of them may incur or be subject to as a consequence of the issuance of any L/C, any dispute about it with any Person other than Borrower, any cancellation of any L/C by Borrower, or the failure of Agent to honor a draft or draw request under any L/C as a result of any act or omission (whether right or wrong) of any present or future tribunal. However, no person is entitled to indemnity under the foregoing for its own gross negligence or willful misconduct.

           (j) Although referenced in any L/C, terms of any particular agreement or other obligation to the beneficiary are not incorporated into this Agreement in any manner. The fees and other amounts payable with respect to each L/C are as provided in this Agreement, drafts and draws and other forms of demands under each L/C are part of the Obligation, and the terms of this Agreement control any conflict between the terms of this Agreement and any L/C Agreement.



SECTION 3  TERMS OF PAYMENT.
---------  ----------------

     3.1   Notes and Payments.
           ------------------

           (a) (i) The Facility A Principal Debt shall be evidenced by the Facility A Notes, one payable to each Lender in the stated principal amount of its Commitment for Facility A.

               (ii) The Facility B Principal Debt shall be evidenced by the Facility B Notes, one payable to each Lender in the stated principal amount of its Commitment for Facility B.

          (b) Borrower must make each payment on the Obligation to Agent's principal office in Dallas, Texas, in funds that will be available for immediate use by Agent by 12:00 noon on the day due; otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day. Agent shall pay to each Lender any payment to which that Lender is entitled on the same day Agent receives the funds from Borrower if Agent receives the payment or prepayment before 12:00 noon, and otherwise before 12:00 noon on the following Business Day. If and to the extent that Agent does not make payments to Lenders when due, unpaid amounts shall accrue interest at the Federal Funds Rate from the due date until (but not including) the payment date.

     3.2   Interest and Principal Payments; Voluntary Commitment Reductions.
           ----------------------------------------------------------------

           (a) Accrued interest on each LIBOR Loan is due and payable on the last day of its Interest Period. If any Interest Period with respect to a LIBOR Loan is a period greater than three months, then accrued interest is also due and payable on the date three months after the commencement of the Interest Period. Accrued interest on each Base Rate Loan is due and payable on each Quarterly Date (commencing January 31, 1999) and on the Termination Date.

          (b) (i) The Facility A Principal Debt is due and payable on the Facility A Termination Date.

               (ii) Principal payments on the Facility B Principal Debt are due and payable in installments as follows:



           Payment Date                           Amount
           ------------                           ------
           April 30, 1999                         $312,500

           July 31, 1999                          $312,500

           October 31, 1999                       $312,500

           January 31, 2000                       $312,500


           Payment Date                           Amount
           ------------                           ------
           April 30, 2000                         $375,000

           July 31, 2000                          $375,000

           October 31, 2000                       $375,000

           January 31, 2001                       $375,000

           April 30, 2001                         $500,000

           July 31, 2001                          $500,000

           October 31, 2001                       $500,000

           January 31, 2002                       $500,000

           April 30, 2002                         $625,000

           July 31, 2002                          $625,000

           October 31, 2002                       $625,000

           January 31, 2003                       $625,000

           April 30, 2003                         $687,500

           July 31, 2003                          $687,500

           October 31, 2003                       $687,500

           December 31, 2003                      All remaining Facility B Principal Debt.


           (c) If the Commitment Usage ever exceeds the Total Commitment, Borrower shall pay Principal Debt in at least the amount of that excess, together with (i) all accrued and unpaid interest on the principal amount so paid and (ii) any resulting Funding Loss.

           (d) Borrower may voluntarily reduce or prepay Facility A as follows:

               (i) Without premium or penalty and upon giving at least two Business Days prior written and irrevocable notice to Agent, Borrower may terminate all or reduce part of the unused portion of the Total Commitment. Each partial reduction (unless the remaining portion of such commitment is less) must be in an amount of not less than $1,000,000 or a greater integral multiple of $100,000, and shall be Pro Rata among all Lenders. Once terminated or reduced, such commitments may not be reinstated or increased.

           (e) Borrower may voluntarily prepay all or any part of the Facility B Principal Debt at any time without premium or penalty, subject to the following conditions:

               (i) Agent must receive Borrower's written payment notice (which shall specify (A) the payment date, and (B) the Type and amount of the Loan(s) to be paid; such notice shall constitute an irrevocable and binding obligation of Borrower to make a payment on the designated date) by 1:00 p.m. on (x) the third Business Day preceding the date of payment of a LIBOR Loan and (y) the date of payment of a Base Rate Loan;

               (ii) each partial payment must be in a minimum amount of at least $1,000,000 or a greater integral multiple of $100,000 and shall be Pro Rata among all Lenders;

               (iii) all accrued interest on the principal amount to be so prepaid must also be paid in full on the date of payment;

               (iv) each partial payment shall be applied pro rata to all remaining installments; and
               (v) Borrower shall pay any related Funding Loss upon demand.

     3.3   Interest Options.  Except where specifically otherwise provided,
           ----------------
Loans bear interest at an annual rate equal to the lesser of (a) the Base Rate plus the Applicable Margin or LIBOR plus the Applicable Margin for the Interest Period, if any, selected by Borrower (in each case as designated or deemed designated by Borrower), as the case may be, and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

     3.4   Quotation of Rates.  A Responsible Officer of Borrower may call
           ------------------
Agent before delivering a Loan Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind Agent or Lenders or affect the interest rate that is actually in effect when Borrower delivers its Loan Request or on the Loan Date.

     3.5   Default Rate.  If permitted by Law, all past-due Principal Debt,
           ------------
Borrower's past-due payment and reimbursement obligations in connection with L/Cs, and past-due interest accruing on any of the foregoing bears interest from the date due (stated or by acceleration) at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

     3.6   Interest Recapture.  If the designated interest rate applicable to
           ------------------
any Loan exceeds the Maximum Rate, the interest rate on that Loan is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

     3.7   Interest Calculations.
           ---------------------

           (a) Interest will be calculated on the basis of actual number of days elapsed (including the first day, but excluding the last day), but computed as if each calendar year consisted of 360 days for LIBOR Loans (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be), and 365 or 366 days, as the case may be, for Base Rate Loans. All interest rate determinations and calculations by Agent are conclusive and binding absent manifest error.

           (b) The provisions of this Agreement relating to calculation of the Base Rate and LIBOR are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates. Each Lender may fund and maintain its funding of all or any part of each Loan as it selects.

     3.8   Maximum Rate.  Regardless of any provision contained in any Loan
           ------------
Document or any document related thereto, no Lender is entitled to contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate, and, if Lenders ever do so, then any excess shall be treated as a partial payment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Loans as but a single extension of credit (and Lenders and Borrower agree that is the case and that provision in this Agreement for multiple Loans is for convenience only),
(b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary payments and their effects, and (d) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, Lenders shall refund any excess (and Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).

     3.9   Interest Periods.  When Borrower requests any LIBOR Loan, Borrower
           ----------------
may elect the applicable interest period (each an "Interest Period"), which may be, at Borrower's option, one, two, three or six months, subject to the following conditions: (a) the initial LIBOR Interest Period commences on the applicable Loan Date or conversion date, and each subsequent LIBOR Interest Period commences on the day when the next preceding applicable Interest Period expires; (b) if any LIBOR Interest Period begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month; (c) no LIBOR Interest Period for any portion of Principal Debt may extend beyond the scheduled payment date for that portion of Principal Debt; and (d) no more than five LIBOR Interest Periods may be in effect at one time.

     3.10  Conversions.  Subject to the dollar limits and denominations of
           -----------
Section 2.1 and the limitations on LIBOR Interest Periods of Section 3.9, Borrower may (a) convert all or part of a LIBOR Loan on the last day of the applicable Interest Period to a Base Rate Loan, (b) convert all or part of a Base Rate Loan at any time to a LIBOR Loan, and (c) elect a new Interest Period for all or part of a LIBOR Loan, in each case by delivering a Conversion Request to Agent no later than 1:00 p.m. on the third Business Day before the conversion date or the last day of the Interest Period, as the case may be (for conversion to a LIBOR Loan or election of a new Interest Period), and no later than 1:00 p.m. one Business Day before the last day of the Interest Period (for conversion to a Base Rate Loan). Absent Borrower's notice of conversion or election of a new Interest Period, a LIBOR Loan shall be converted to a Base Rate Loan when the applicable Interest Period expires.

     3.11  Order of Application.  If no Default or Potential Default exists,
           --------------------
any payment shall be applied to the Obligation in the order and manner as Borrower directs (except as set forth in Section 3.2(e)(iv)). If a Default or Potential Default exists or if Borrower fails to give direction, any other payment (including proceeds from the exercise of any Rights hereunder) shall be applied in the following order: (a) to all fees and expenses for which Agent or Lenders have not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (b) to accrued interest on the Principal Debt; and (c) ratably to the remainder of the Obligation.

     3.12  Sharing of Payments, Etc..    If any Lender obtains any payment
           -------------------------
(whether voluntary, involuntary or otherwise) that exceeds its Pro Rata Part of the Commitment Usage then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess payment ratably with each other Lender. If all or any portion of any excess payment is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this section may, to the fullest extent permitted by Law, exercise all of its Rights of payment with respect to that participation as fully as if that Lender were the direct creditor of Borrower in the amount of that participation.

     3.13  Booking Loans.  To the extent permitted by Law, any Lender may
           -------------
make, carry or transfer its Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under Section 3.15 than the transferor Lender would have been entitled to receive with respect to those Loans.

     3.14  Basis Unavailable or Inadequate for LIBOR.  If, on or before any
           -----------------------------------------
date when LIBOR is to be determined for a Loan, Agent or any Lender determines (and Required Lenders agree with that determination) that the basis for determining the applicable rate is not available or that the resulting rate does not accurately reflect the cost to Lenders of making or converting Loans at that rate for the applicable Interest Period, then Agent shall promptly notify Borrower and Lenders of that determination (which is conclusive and binding on Borrower absent manifest error) and the applicable Loan shall bear interest at the sum of the Base Rate plus the Applicable Margin. Until Agent notifies Borrower that those circumstances no longer exist, Lenders' commitments under this Agreement to make, or to convert to, LIBOR Loans are suspended.

     3.15  Additional Costs.
           ----------------

           (a) With respect to any LIBOR Loan, (i) if any present or future Law imposes, modifies, or deems applicable (or if compliance by any Lender with any requirement of any Tribunal results in) any Reserve Requirement, and if
     (ii) those reserves reduce any sums receivable by that Lender under this Agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR Loan, then (iii) that Lender (through Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and (iv) Borrower shall promptly pay that amount to that Lender upon demand. This paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement. This paragraph may be invoked by a Lender only if such Lender is generally invoking similar provisions against other Persons to which such Lender lends funds pursuant to facilities similar to the Facility.

           (b) With respect to any Loan or L/C, if any present or future Law regarding capital adequacy or compliance by Agent (as issuer of L/Cs) or any Lender with any request, directive or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Agent or that Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall promptly pay that amount to Agent or that Lender upon demand. This paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement. This paragraph may be invoked by a Lender only if such Lender is generally invoking similar provisions against other Persons to which such Lender lends funds pursuant to facilities similar to the Facility.

           (c) Any Taxes payable by Agent or any Lender or ruled (by a Tribunal) payable by Agent or any Lender in respect of any Loan Document or any document related thereto shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any (other than for Taxes imposed on or measured by the overall net income of Agent or that Lender and interest and penalties incurred as a result of the gross negligence or willful misconduct of Agent or any Lender). Agent or that Lender (through Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall promptly pay that amount to Agent for its account or the account of that Lender, as the case may be. If Agent or that Lender subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

     3.16  Change in Laws.  If any Law makes it unlawful for any Lender to
           --------------
make or maintain LIBOR Loans, then that Lender shall promptly notify Borrower and Agent, and (a) as to undisbursed funds, that requested Loan shall be made as a Base Rate Loan, and (b), as to any outstanding Loan, (i) if maintaining the Loan until the last day of the applicable Interest Period is unlawful, the Loan shall be converted to a Base Rate Loan as of the date of notice, and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by Law, the Loan shall be converted to a Base Rate Loan as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, Borrower shall promptly pay the Loan, without penalty, together with any related Funding Loss. Concurrently with any payment contemplated by clause (iii) of the immediately preceding sentence, Borrower shall borrow a Base Rate Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans of the other Lenders) and such Lender shall fund such Base Rate Loan.

     3.17  Funding Loss.  Borrower agrees to indemnify each Lender against,
           ------------
and pay to it upon demand, any Funding Loss of that Lender. When any Lender demands that Borrower pay any Funding Loss, that Lender shall deliver to Borrower and Agent a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

     3.18  Foreign Lenders.  Each Lender that is organized under the Laws of
           ---------------
any jurisdiction other than the U.S. or any State thereof (a) represents to Agent and Borrower that (i) no Taxes are required to be withheld by Agent or Borrower with respect to any payments to be made to it in respect of the Obligation and (ii) it has furnished to Agent and Borrower two duly completed copies of U.S. Internal Revenue Service Form 4224 or Form 1001 (wherein it claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments under the Loan Documents) or Form W-8, or any other successor tax form acceptable to Agent and Borrower, and (b) covenants to (i) provide Agent and Borrower a new tax form upon the expiration, inaccuracy or obsolescence of any previously delivered form according to, and to the extent permitted by, Law, duly executed and completed by it, and (ii) comply from time to time with all Laws with regard to the withholding tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Agent (without duplication) may deduct and withhold from interest payments under the Loan Documents U.S. federal income tax at the full rate applicable under the Code. In addition, Borrower shall not be required to make any payments contemplated by Section 3.15(c) to the extent that such payments would not have been payable if such Lender had furnished the appropriate form (properly and accurately completed in all respects) which it was otherwise required to furnish in accordance with this Section 3.18.

     3.19  Affected Lender's Obligation to Mitigate.  Each Lender agrees
           ----------------------------------------
that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition which would entitle it to exercise any rights under Sections 3.15 or 3.16, it shall use commercially reasonable efforts to make, fund or maintain the affected Loans of such Lender through another lending office of such Lender if (a) as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans of such Lender would be reduced or the illegality or other adverse circumstances which would otherwise affect such Loans of such Lender would cease to exist or the increased cost which would otherwise be required to be paid in respect of such Loans would be reduced and (b) the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Lender.

     3.20  Replacement Lender.  In the event Borrower becomes obligated to pay
           ------------------
any additional amounts to any Lender pursuant to Sections 3.15 or 3.16 as a result of any event or condition described in any of such Sections, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause of such obligation to pay such additional amounts, Borrower may designate a substitute lender acceptable to Agent (such lender herein called a "Replacement Lender") to purchase such Lender's rights and obligations with respect to its entire Pro Rata Part hereunder with respect to the Facility as a whole, without recourse to or warranty by, or expense to, such Lender in accordance with Section 14.12(c) for a purchase price equal to the outstanding principal amounts payable to such Lender with respect to such Pro Rata Part, plus any accrued and unpaid interest and accrued and unpaid fees and charges in respect of such Pro Rata Part and on other terms reasonably satisfactory to Agent. Upon such purchase by the Replacement Lender and payment of all other amounts owing to the Lender being replaced hereunder, such Lender shall no longer be a party hereto or have any rights or obligations hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender with respect to such Pro Rata Part hereunder.

SECTION 4  FEES.
---------  ----

     4.1   Treatment of Fees.  The fees described in this Section 4 (a) are not
           -----------------
compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non-refundable, and (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate.

     4.2   Fee Letter.  Borrower shall pay the fees described in the letter
           ----------
agreement among The Vail Corporation, Borrower and Agent dated August 5, 1998.

     4.3   L/C Fees.  Borrower shall pay to Agent for the Pro Rata benefit of
           --------
Lenders a fee for the issuance of each L/C (which fee may, subject to the provisions of this Agreement, be included in a Loan) equal to (a) the Applicable Margin for LIBOR Loans (as in effect from day to day while such L/C is outstanding), multiplied by (b) the face amount of such L/C as it exists from day to day, payable in arrears on each Quarterly Date during the life of such L/C, and on the expiry date of such L/C, calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day of any calculation period), but computed as if each calendar year consisted of 360 days. In addition, Borrower shall pay to Agent for its own account a fronting fee for the issuance of each L/C equal to 0.125% of the face amount of such L/C (but in no event less than $350).

     4.4   Facility A Commitment Fee.  Borrower shall pay to Agent for the
           -------------------------
ratable account of Lenders a commitment fee, payable as it accrues on each Quarterly Date and on the Termination Date, equal to the Applicable Percentage (per annum), of the amount by which the Facility A Commitment exceeds the average daily Facility A Commitment Usage, in each case during the calendar quarter (or portion thereof) ending on such date, calculated on the basis of the actual number of days elapsed (including the first day, but excluding the last day) in a calendar year of 365 or 366 days, as the case may be.

SECTION 5  GUARANTY.  All obligations of Borrower under the Loan Documents to
---------  --------
which it is a party shall be guaranteed in accordance with the Guaranty executed by The Vail Corporation.

SECTION 6  CONDITIONS PRECEDENT.
---------  --------------------

     6.1   Initial Advance.  In addition to the items described in Section 6.2,
           ---------------
Lenders will not be obligated to fund the initial Loan, and Agent will not be obligated to issue the initial L/C, unless Agent has received each of the following items:

           (a   the Notes;

           (b   the Guaranty of The Vail Corporation;

           (c   an Officers' Certificate for Borrower, relating to Articles of
     Organization, the Operating Agreement, the Management Agreement, Regulations, Resolutions, and Incumbency;

           (d   an Officers' Certificate for The Vail Corporation, relating to
     Articles of Incorporation, Bylaws, Resolutions, and Incumbency;

           (e   Certificates of Existence and Good Standing (Account Status) for
     Borrower and The Vail Corporation from their respective states of organization, each dated after November 24, 1998;

           (f   Legal opinions of counsel to Borrower and The Vail Corporation;

           (g   Payment in full of all amounts then due Agent under Section 8.7 or the fee letter described in Section 4.2; and

           (h) an unaudited balance sheet for Borrower's fiscal year ended on July 31, 1998, and Borrower's financial projections for fiscal year 1999.

     6.2   Each Advance.    Lenders will not be obligated to fund (as opposed
           ------------
to continue or convert) any Loan (including the initial Loans), and Agent will not be obligated to issue (as opposed to extend) any L/C (including the initial L/Cs), unless on the applicable date (and after giving effect to the requested Loan or L/C): (a) Agent shall have timely received a Loan Request or L/C Request (together with the applicable L/C Agreement), as the case may be; (b) Agent shall have received any applicable L/C fee; (c) all of the representations and warranties of Borrower in the Loan Documents are true and correct in all material respects (unless they speak to a specific date or are based on facts which have changed by transactions contemplated or permitted by this Agreement);
(d) no Material Adverse Event, Default or Potential Default exists; and (e) the funding of the Loan or issuance of the L/C is permitted by Law. Upon Agent's reasonable request, Borrower shall deliver to Agent evidence substantiating any of the matters in the Loan Documents that are necessary to enable Borrower to qualify for the Loan or L/C. Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Subject to the prior approval of Required Lenders, Lenders may fund any Loan, and Agent may issue any L/C, without all conditions being satisfied, but, to the extent permitted by Law, that funding and issuance shall not be deemed to be a waiver of the requirement that each condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Required Lenders specifically waive each item in writing.

SECTION 7  REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants
---------  ------------------------------
to Agent and Lenders as follows:

     7.1   Regulation U.  Borrower is not engaged principally, or as one of its
           ------------
important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulations T or U of the Board of Governors of the Federal Reserve System, as amended.

     7.2   Corporate Existence, Good Standing, Authority and Compliance;
           -------------------------------------------------------------
Ownership.  Borrower is duly organized, validly existing and in good standing
---------
under the Laws of the State of Colorado. Except where failure is not a Material Adverse Event, Borrower (a) is duly qualified to transact business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing as identified on Schedule 7.2 (or any revised
Schedule 7.2 delivered by Borrower to Lenders), and (b) possesses all requisite authority, permits and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted. The ownership of Borrower is as set forth on Schedule 7.2.

     7.3   Subsidiaries.  Borrower has no Subsidiaries.
           ------------

     7.4   Authorization and Contravention.  The execution and delivery by
           -------------------------------
Borrower of each Loan Document or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its corporate power, (b) have been duly authorized by all necessary corporate action, (c) require no action by or filing with any Tribunal (other than any action or filing that has been taken or made on or before the date of this Agreement), (d) do not violate any provision of its articles of organization, operating agreement or regulations, (e) do not violate any provision of Law or any order of any Tribunal applicable to it, other than violations that individually or collectively are not a Material Adverse Event,
(f) do not violate any Material Agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of Borrower except as created by the Loan Documents, if any.

     7.5   Binding Effect.  Upon execution and delivery by all parties thereto,
           --------------
each Loan Document which is a contract will constitute a legal and binding obligation of Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

     7.6   Financial Statements; Fiscal Year.  The Current Financials were
           ---------------------------------
prepared in accordance with GAAP and, together with the notes thereto, present fairly, in all material respects, the financial condition, results of operations, and cash flows of Borrower as of, and for the portion of the fiscal year ending on the date thereof (subject only to normal year-end adjustments). Except for transactions directly related to, or specifically contemplated by, the Loan Documents, no subsequent material adverse changes have occurred in the financial condition of Borrower from that shown in the Current Financials. The fiscal year of Borrower ends on July 31.
     7.7   Litigation.  Except as disclosed on Schedule 7.7 (or on any revised
           ----------
Schedule 7.7 delivered by Borrower to Lenders), (a) Borrower (other than as a creditor or claimant) is not subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to Borrower and, if so adversely determined, is a Material Adverse Event, (b) no outstanding or unpaid judgments against Borrower exists as of the date hereof, and (c) Borrower is not a party to, or bound by, any judicial or administrative order, judgment, decree or consent decree relating to any past or present practice, omission, activity or undertaking which constitutes a Material Adverse Event.

     7.8   Taxes.  All Tax returns of Borrower to be filed have been filed (or
           -----
extensions have been granted) before delinquency, other than returns for which the failure to file is not a Material Adverse Event, and all Taxes shown as due and payable as of the date hereof in such returns have been paid before delinquency, other than Taxes for which the criteria for Permitted Liens (as specified in clause (f) of the definition of "Permitted Liens") have been satisfied or for which nonpayment is not a Material Adverse Event.

     7.9   Environmental Matters.  Except as disclosed on Schedule 7.9 (or any
           ---------------------
revised Schedule 7.9 delivered by Borrower to Lenders) and except for conditions, circumstances or violations that are not, individually or in the aggregate, a Material Adverse Event, Borrower does not (a) know of any environmental condition or circumstance adversely affecting Borrower's properties or operations, (b) have, to its knowledge, received any written report of Borrower's violation of any Environmental Law, or (c) know that it is under any obligation imposed by a Tribunal to remedy any violation of any Environmental Law. Except as disclosed on Schedule 7.9 (or any such revised
Schedule 7.9), Borrower believes that its properties and operations do not violate any Environmental Law, other than violations that are not, individually or in the aggregate, a Material Adverse Event. No facility of Borrower is used for, or to the knowledge of Borrower has been used for, treatment or disposal of any Hazardous Substance or storage of Hazardous Substances, other than in material compliance with applicable Environmental Laws.

     7.10  Employee Plans.  Except where occurrence or existence is not a
           --------------
Material Adverse Event, (a) no Employee Plan has incurred an "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), (b) Borrower has not incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (c) Borrower has not withdrawn in whole or in part from participation in a Multiemployer Plan, (d) Borrower has not engaged in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code), and (e) no "reportable event" (as defined in section 4043 of ERISA) has occurred with respect to an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

     7.11  Properties and Liens.
           --------------------

           (a   Borrower has good and marketable title to all its material property reflected on the Current Financials (other than for property that is obsolete or that has been disposed of in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section
     9.10 or Section 9.11).

           (b   Except for Permitted Liens, no Lien exists on any property of
     Borrower, and the execution, delivery, performance or observance of the Loan Documents will not require or result in the creation of any Lien on Borrower's property.

     7.12  Government Regulations.  Borrower is not subject to regulation
           ----------------------
under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

     7.13  Transactions with Affiliates.  Except as set forth in Schedule 7.13
           ----------------------------
and except for other transactions which do not, in the aggregate, cost Borrower more than $500,000 in any fiscal year, Borrower is not a party to any transaction with any Affiliate, except upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

     7.14  Debt.  After the funding of the Loans made on the Closing Date and
           ----
the payment of certain Debts with the proceeds thereof as described in Section 8.2, Borrower will not be an obligor on any Debt, other than Permitted Debt.

     7.15  Labor Matters.  There are no binding agreements of any type with
           -------------
any labor union, labor organization, collective bargaining unit or employee group to which Borrower is bound. No actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of Borrower that constitute a Material Adverse Event exist. Hours worked by and payment made to employees of Borrower have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Law dealing with labor matters, other than any violations, individually or collectively, that are not a Material Adverse Event. All payments due from Borrower for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

     7.16  Solvency.  On each Loan Date, Borrower is, and after giving effect
           --------
to the requested Loan will be, Solvent.

     7.17  Intellectual Property.  Borrower owns (or otherwise holds rights
           ---------------------
to use) all material Intellectual Property, licenses, permits and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this Agreement. To its knowledge, Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Borrower, would not, individually or collectively, constitute a Material Adverse Event. To the knowledge of Borrower as of the date hereof, no infringement or claim of infringement by others of any material Intellectual Property, license, permit, trade name, or other intellectual property of Borrower exists, other than claims which will not cause a Material Adverse Event.

     7.18  Full Disclosure.  Each material fact or condition relating to the
           ---------------
Loan Documents or the financial condition, business or property of Borrower has been disclosed to Agent. All information furnished by Borrower to Agent in connection with the Loan Documents on or before the date of this Agreement was, taken as a whole, true and accurate in all material respects or based on reasonable estimates on the date the information is stated or certified.

     7.19  Year 2000 Compliance.  Borrower has: (a) initiated a review and
           --------------------
assessment of all areas within its business and operations (including those affected by suppliers, vendors and customers, except to the extent that a failure to do so could not reasonably be expected to constitute a Material Adverse Event) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower (or suppliers, vendors or customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, and any date after, December 31,
1999); (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis; and (c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Borrower believes that all computer applications (including those of its suppliers, vendors and customers) that are material to Borrower's business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to constitute a Material Adverse Event.

SECTION 8  AFFIRMATIVE COVENANTS.  So long as Lenders are committed to fund
---------  ---------------------
Loans and Agent is committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

     8.1   Items to be Furnished.  Borrower shall cause the following to be
           ---------------------
furnished to each Lender:

           (a   With respect to each fiscal year of Borrower:

                (i   Promptly after preparation, unaudited Financial Statements showing the consolidated financial condition and results of operations of Borrower as of the last day of such fiscal year and for such fiscal year, accompanied by a Compliance Certificate with respect to such Financial Statements; and

                (ii   Promptly after preparation, and no later than 90 days
           after the last day of each fiscal year of Borrower, Financial Statements showing the consolidated financial condition and results of operations of Borrower as of, and for the year ended on, that last day, accompanied by: (A) the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of Borrower, (B) any management letter prepared by the accounting firm delivered in connection with its audit, (C) a certificate from the accounting firm to Agent indicating that during its audit it obtained no knowledge of any Default or Potential Default or, if it obtained knowledge, the nature and period of existence thereof, and (D) a Compliance Certificate with respect to the Financial Statements.

           (b   Promptly after preparation, and no later than 45 days after the last day of each fiscal quarter of Borrower, Financial Statements showing the consolidated financial condition and results of operations of Borrower for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter, accompanied by a Compliance Certificate with respect to the Financial Statements.

           (c   Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to Borrower or its financial records.

           (d   Notice, promptly after Borrower knows or has reason to know, of
     (i) the existence and status of any Litigation that, if determined adversely to Borrower, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by Borrower in connection with any Loan Document, (iii) the receipt by Borrower of notice of any violation or alleged violation of any Environmental Law or ERISA (which individually or collectively with other violations or allegations is reasonably likely to constitute a Material Adverse Event), or (iv) a Default or Potential Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take.

           (e   Promptly upon reasonable request by Agent, information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets and liabilities of Borrower (including, but not limited to, seasonal operating statistics, annual budgets, etc.) and opinions, certifications and documents as Agent shall reasonably deem necessary; provided, however, that Agent and Lenders shall not disclose to any third Person any data or information obtained thereby in accordance with the provisions of this paragraph (e), except (i) with the prior written consent of Borrower, (ii) to the extent necessary to comply with Law or the ruling of any Tribunal in which event, Agent and/or such Lenders shall notify Borrower as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of the information desired, (iii) at the request of any banking or other regulatory authority, or (iv) to their respective Representatives to the extent such disclosure is necessary in connection with the transactions contemplated by the Loan Documents.

           (f   Notice, promptly after Borrower discovers or determines that any computer application (including those of its suppliers, vendors and customers) that is material to Borrower's business and operations will not be Year 2000 Compliant, except to the extent such failure could not reasonably be expected to constitute a Material Adverse Event.

     8.2   Use of Proceeds.   Borrower will use some or all of the proceeds of
           ---------------
Loans and L/Cs for seasonal working capital, to make advances and other investments permitted by Section 9.8, and for other general corporate purposes and capital expenditures. No part of the proceeds of any L/C draft or drawing or of any Loan will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U.

     8.3   Books and Records.  Borrower will maintain books, records and
           -----------------
accounts necessary to prepare financial statements in accordance with GAAP.

     8.4   Inspections.  Upon reasonable request, Borrower will allow Agent (or
           -----------
its Representatives) to inspect any of its properties, to review reports, files and other records and to make and take away copies, to conduct tests or investigations, and to discuss any of its affairs, conditions and finances with its other creditors, directors, officers, employees or representatives from time to time, during reasonable business hours; provided, however, that Agent and its Representatives shall not disclose to any Person any data or information obtained thereby in accordance with the provisions of this Section 8.4 which is not a matter of public knowledge, except (i) with the prior written consent of the appropriate Borrower, (ii) to the extent necessary to comply with Law or the ruling of any Tribunal in which event, Agent and/or its Representatives shall notify the appropriate Borrower as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of the information desired, (iii) at the request of any banking or other regulatory authority, or (iv) to their respective Representatives to the extent such disclosure is necessary in connection with the transactions contemplated by the Loan Documents. Any of the Lenders (or their Representatives) may accompany Agent during such inspections.

     8.5   Taxes.  Borrower will promptly pay when due any and all Taxes, other
           -----
than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made; provided, however, that all such Taxes shall, in any event, be paid prior to any levy for execution in respect of any Lien on any property of Borrower.

     8.6   Payment of Obligations.  Borrower will pay (or renew and extend) all
           ----------------------
of its obligations at such times and to such extent as may be necessary to prevent a Material Adverse Event (except for obligations, other than Funded Debt, which are being contested in good faith by appropriate proceedings).

     8.7   Expenses.  Borrower shall promptly pay upon demand (a) all
           --------
reasonable and customary costs, fees, and expenses paid or incurred by Agent and its Affiliates, in connection with the arrangement, syndication and negotiation of the Facility and the negotiation, preparation, delivery and execution of the Loan Documents and any related amendment, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of

Agent's counsel) and (b) all reasonable costs and expenses of Lenders and Agent incurred by Agent or any Lender in connection with the enforcement of the obligations of Borrower arising under the Loan Documents or the exercise of any Rights arising under the Loan Documents (including, but not limited to, reasonable attorneys' fees and court costs), all of which shall be a part of the Obligation and shall bear interest, if not paid upon demand, at the Default Rate until paid.

     8.8   Maintenance of Existence, Assets, and Business.
           ----------------------------------------------

           (a   Borrower will (i) maintain its existence and good standing in
     Colorado and its authority to transact business in all other states where failure to maintain its authority to transact business is a Material Adverse Event; (ii) maintain all licenses, permits and franchises necessary for its business where failure is a Material Adverse Event; and (iii) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.

           (b    Borrower, will not change its name in any manner (except by registering additional trade names), unless Borrower shall have given Agent prior notice thereof.

     8.9   Insurance.  Borrower will maintain with financially sound,
           ---------
responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. At Agent's request, Borrower will deliver to Agent certificates of insurance for each policy of insurance and evidence of payment of all premiums.

     8.10  Environmental Laws. Borrower will (a) conduct its business so as to
           ------------------
comply in all material respects with all applicable Environmental Laws and shall promptly take required corrective action to remedy any non-compliance with any Environmental Law, except where failure to comply or take action would not be a Material Adverse Event, and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize material financial and other risks to Borrower arising under applicable Environmental Laws or as the result of environmentally related injuries to Persons or property, except where failure to comply would not be a Material Adverse Event. Borrower shall deliver reasonable evidence of compliance with the foregoing covenant to Agent within 30 days after any written request from Required Lenders, which request shall be made only if Required Lenders reasonably believe that a failure to comply with the foregoing covenant would be a Material Adverse Event.

     8.11  Subsidiaries  Borrower may create or acquire additional
           ------------
Subsidiaries; provided that (a) Borrower will pledge to Agent for the benefit of Lenders all stock of each Person that becomes a direct or indirect Subsidiary of Borrower after the date of this Agreement (whether as a result of acquisition, creation or otherwise) and shall cause each new Subsidiary to execute and deliver a Guaranty, in each case within 10 days after becoming a Subsidiary of Borrower, (b) Borrower shall deliver to Agent a revised Schedule 7.2 reflecting such new Subsidiary within 10 days after it becomes a Subsidiary, and (c) Borrower and such Subsidiary shall enter into an amendment or supplement to this Agreement, pursuant to which such Subsidiary shall agree to be bound by the covenants of Borrower contained in this Agreement.

     8.12  Indemnification.  Borrower shall indemnify, protect and hold Agent
           ---------------
and Lenders and their respective Affiliates, Representatives, successors and assigns and attorneys (collectively, the "indemnified parties") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims and proceedings and all costs, expenses (including, without limitation, all attorneys' fees and legal expenses whether or not suit is brought) and disbursements of any kind or nature (the "indemnified liabilities") that may at any time be imposed on, incurred by or asserted against the indemnified parties, in any way relating to or arising out of (a) the direct or indirect result of the violation by Borrower of any Environmental Law, (b) Borrower's generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence in connection with its properties of a Hazardous Substance (including, without limitation, (i) all damages of any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence, or (ii) the costs of any environmental investigation, monitoring, repair, cleanup or detoxification and the preparation and implementation of any closure, remedial or other plans), or (c) the Loan Documents or any of the transactions contemplated therein. However, although each indemnified party has the Right to be indemnified for its own ordinary negligence, no indemnified party has the Right to be indemnified for its own fraud, gross negligence or willful misconduct. The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

SECTION 9  NEGATIVE COVENANTS.  So long as Lenders are committed to fund Loans
---------  ------------------
and Agent is committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid in full, Borrower covenants and agrees as follows:

     9.1   Taxes.  Borrower shall not use any portion of the proceeds of any
           -----
Loan to pay the wages of employees, unless a timely payment to or deposit with the U.S. of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

     9.2   Payment of Obligations.  Borrower shall not voluntarily prepay
           ----------------------
principal of, or interest on, any Funded Debt, other than the Obligation, if a Default or Potential Default exists (or would result from such payment).

     9.3   Employee Plans.  Except where a Material Adverse Event would not
           --------------
result, Borrower shall not permit any of the events or circumstances described in Section 7.10 to exist or occur.

     9.4   Debt.  Borrower shall not create, incur or suffer to exist any Debt,
           ----
other than Permitted Debt.

     9.5   Liens.  Borrower shall not (a) create, incur or suffer or permit to
           -----
be created or incurred or to exist any Lien upon any of its assets, other than Permitted Liens, or (b) enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits Borrower from creating or incurring any Lien, other than the Loan Documents, and leases or licenses that prohibit Liens on the leased or licensed property.

     9.6   Transactions with Affiliates.  Except for transactions which do not,
           ----------------------------
in the aggregate, cost Borrower more than $500,000 in any fiscal year, Borrower shall not enter into or suffer to exist any transaction with any Affiliate, or guaranty, obtain any letter of credit or similar instrument in support of, or create, incur or suffer to exist any Lien upon any of its assets as security for, any Debt or other obligation of any Affiliate, unless (i) such transaction is described on Schedule 7.13 or Schedule 9.9, or (ii) such transaction is upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

     9.7   Compliance with Laws and Documents.  Borrower shall not (a) violate
           ----------------------------------
the provisions of any Laws or rulings of any Tribunal applicable to it or of any Material Agreement to which it is a party if that violation alone, or when aggregated with all other violations, would be a Material Adverse Event, (b) violate the provisions of its charter or bylaws if such violation would cause a Material Adverse Event, or (c) repeal, replace or amend any provision of its articles of organization, operating agreement or regulations if that action would be a Material Adverse Event.

     9.8   Loans, Advances and Investments.  Borrower  shall not make or suffer
           -------------------------------
to exist any loan, advance, extension of credit or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person, other than:

           (a   expense accounts for and other loans or advances to its
     directors, officers and employees in the ordinary course of business;

           (b   marketable obligations issued or unconditionally guaranteed by the U.S. or issued by any of its agencies and backed by the full faith and credit of the U.S., in each case maturing within one year from the date of acquisition;

           (c short-term investment grade domestic and Eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the Laws of the U.S. or any of its states having combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown on its most recently published statement of condition);

           (d   commercial paper and similar obligations rated "P-1" by Moody's or "A-1" by S&P;

           (e   readily marketable tax-free municipal bonds of a domestic issuer rated "A-2" or better by Moody's or "A" or better by S&P, and maturing within one year from the date of issuance;

           (f   mutual funds or money market accounts investing primarily in items described in clauses (b) through (e) above;

           (g   demand deposit accounts maintained in the ordinary course of business;

           (h   current trade and customer accounts receivable that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade terms;

           (i   Financial Hedges existing on the date hereof which have
     previously been approved by Agent and other Financial Hedges entered into after the date hereof under terms reasonably acceptable to Agent; and

           (j   workers compensation reserve accounts, established pursuant to a self-insurance permit from the State of Colorado Department of Labor, invested exclusively in items described in clauses (b) through (f) above.

     9.9   Distributions.  Borrower shall not make any Distribution, except as
           -------------
disclosed on Schedule 9.9.

     9.10  Sale of Assets.  Borrower shall not sell, assign, lease, transfer or
           --------------
otherwise dispose of all or any material portion of its assets (other than sales of inventory in the normal course of business).

     9.11  Mergers and Dissolutions.  Borrower shall not merge or consolidate
           ------------------------
with any Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

    9.12   Assignment.  Borrower shall not assign or transfer any of its Rights
           ----------
or cause to be delegated its duties or obligations under any of the Loan Documents.

    9.13   Fiscal Year and Accounting Methods.  Borrower shall not change its
           ----------------------------------
fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

     9.14  New Businesses.  Borrower shall not  engage in any business, except
           --------------
the businesses in which it is presently engaged and any other business reasonably related to Borrower's current operations; provided, however, that the foregoing shall not be construed to prohibit the cessation by Borrower of its business activities or the sale or transfer of the business or assets of Borrower to the extent not otherwise prohibited by this Agreement.

     9.15  Government Regulations.  Borrower shall not conduct its business in
           ----------------------
a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

SECTION 10  FINANCIAL COVENANTS.  So long as Lenders are committed to fund
----------  -------------------
Loans and Agent is committed to issue L/Cs under this Agreement, and thereafter until the Obligation is paid and performed in full (except for provisions under the Loan Documents expressly intended to survive payment of the Obligation and termination of the Loan Documents), Borrower covenants and agrees as follows:

     10.1   Minimum Net Worth.  As calculated as of the last day of each fiscal
            -----------------
quarter of Borrower, Borrower shall not permit its Tangible Net Worth to be less than $8,500,000, plus (b) an amount equal to the greater of zero (0) and fifty percent (50%) of Borrower's consolidated net earnings, minus Tax Distributions and Preferred Payments made by Borrower pursuant to Section 4.1(b) of the Operating Agreement.

     10.2   Minimum Fixed Charge Coverage Ratio.  Beginning as of July 31,
            -----------------------------------
1999, and as calculated as of the last day of each fiscal quarter of Borrower thereafter, Borrower shall not permit the ratio of (x) EBITDA for the four fiscal quarters ending on such date minus Capital Expenditures to (y) scheduled principal and interest payments on the Obligation during such four fiscal quarters to be less than 1.50 to 1.00.

SECTION 11  DEFAULT.  The term "Default" means the occurrence of any one or
----------  -------
more of the following events:

     11.1   Payment of Obligation.  The failure or refusal of Borrower to pay
            ---------------------
(i) any principal payment contemplated by Section 3.2(b) of this Agreement after such payment becomes due and payable hereunder, (ii) any principal payment (other than those contemplated by Section 3.2(b)) or interest payment contemplated to be made hereunder within 10 Business Days after demand therefor by Agent, (iii) any amount contemplated to be paid hereunder in respect of fees, costs, expenses or indemnities within 10 Business Days after demand therefor by Agent and (iv) any amount in respect of its reimbursement obligations in connection with any drawing under an L/C within 3 Business Days after demand therefor by Agent.

     11.2   Covenants.  (a)  The failure or refusal of Borrower to punctually
            ---------
and properly perform, observe, and comply with any covenant, agreement or condition applicable to it contained in Sections 8.2, 9 (other than Sections 9.1, 9.3, 9.6 and 9.7) or 10; or (b) the failure or refusal of Borrower or The Vail Corporation to punctually and properly perform, observe and comply with any other covenant, agreement or condition applicable to it contained in any Loan Document (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and failure or refusal continues for 30 days.

     11.3   Debtor Relief.  If Borrower (a) fails to pay its Debts generally as
            -------------
they become due, (b) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (c) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Agent or any Lender granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing).

     11.4   Judgments and Attachments.  If Borrower fails, within 60 days after
            -------------------------
entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $100,000 (individually or collectively) or any warrant of attachment, sequestration or similar proceeding against any assets of Borrower having a value (individually or collectively) of $100,000, which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on its books in accordance with GAAP.

     11.5   Government Action.  Any Tribunal condemns, seizes or otherwise
            -----------------
appropriates, or takes custody or control of all or any substantial portion of Borrower's assets.

     11.6   Misrepresentation.  Any material representation or warranty made by
            -----------------
Borrower in connection with any Loan Document at any time proves to have been materially incorrect when made; provided that if Borrower made such representation or warranty in good faith without any knowledge on the part of Borrower that it was materially incorrect, such misrepresentation shall not constitute a Default if Borrower notifies Agent of such misrepresentation within 5 Business Days after Borrower has knowledge thereof.

     11.7   Ownership.  There shall occur a Change of Control Transaction.
            ---------

     11.8   Default Under Other Agreements.  (a) Borrower fails to pay when due
            ------------------------------
(after lapse of any applicable grace period) any recourse Debt in excess (individually or collectively) of $100,000; or (b) any default exists under any agreement to which Borrower is a party, the effect of which is to cause, or to permit any Person to cause, any recourse obligation in excess (individually or collectively) of $100,000 to become due and payable by Borrower before its stated maturity, except to the extent such obligation is declared to be due and payable as a result of the sale of any asset to which it relates; or (c) a "Default" exists under the Vail Credit Agreement.

     11.9   Validity and Enforceability of Loan Documents.  Except in
            ---------------------------------------------
accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested by Borrower or The Vail Corporation or Borrower or The Vail Corporation denies that it has any further liability or obligations under any Loan Document to which it is a party.

     11.10  Employee Plans.  Except where occurrence or existence is not a
            --------------
Material Adverse Event, (a) an Employee Plan incurs an "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), (b) Borrower incurs liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums paid when due), (c) Borrower withdraws in whole or in part from participation in a Multiemployer Plan, (d) Borrower engages in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code), or (e) a "reportable event" (as defined in section 4043 of ERISA) occurs with respect to an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations.

SECTION 12  RIGHTS AND REMEDIES.
----------  -------------------

     12.1   Remedies Upon Default.
            ---------------------

            (a   If a Default exists under Section 11.3, the commitment to
     extend credit under this Agreement automatically terminates, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever, and Borrower must provide cash collateral in an amount equal to the then-existing L/C Exposure.

            (b   If any Default exists, subject to the terms of Section 13.5(b),
     Agent may (with the consent of, and must, upon the request of, Required Lenders), do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) terminate the commitments of Lenders to extend credit or to continue or convert any Loan under this Agreement; (iii) reduce any claim to judgment; (iv) demand Borrower to provide cash collateral in an amount equal to the L/C Exposure then existing; and (v) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Laws of the State of New York, or any other applicable jurisdiction.

     12.2   Waivers.    To the extent permitted by Law, Borrower waives
            -------
presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

     12.3   Performance by Agent.  If any covenant, duty or agreement of
            --------------------
Borrower is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default exists, at its option (but subject to the approval of Required Lenders), perform or attempt to perform that covenant, duty or agreement on behalf of Borrower (and any amount expended by Agent in its performance or attempted performance is payable by Borrower, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Agent's expenditure until paid). However, Agent does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of Borrower.

     12.4   Not in Control.  None of the covenants or other provisions
            --------------
contained in any Loan Document shall, or shall be deemed to, give Agent or Lenders the Right to exercise control over the assets (including, without limitation, real property), affairs, or management of Borrower; the power of Agent and Lenders is limited to the Right to exercise the remedies provided in this Section 12.

     12.5   Course of Dealing.  The acceptance by Agent or Lenders of any
            -----------------
partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Agent, Required Lenders or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Agent, Required Lenders or Lenders in exercising any Right under the Loan Documents will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

     12.6   Cumulative Rights.  All Rights available to Agent, Required
            -----------------
Lenders, and Lenders under the Loan Documents are cumulative of and in addition to all other Rights granted to Agent, Required Lenders, and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent, Required Lenders, or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

     12.7   Application of Proceeds.  Any and all proceeds ever received by
            -----------------------
Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

     12.8   Diminution in Value of Collateral.  Neither Agent nor any Lender
            ---------------------------------
has any liability or responsibility whatsoever for any diminution in or loss of value of any collateral ever securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

     12.9   Certain Proceedings.  Borrower will promptly execute and deliver,
            -------------------
or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent or Required Lenders reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrower agrees that Agent's and Required Lenders' remedies at Law for failure of Borrower to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this paragraph may be specifically enforced.

SECTION 13  AGREEMENT AMONG LENDERS.
----------  -----------------------

     13.1   Agent.
            -----

            (a) Each Lender appoints Agent (and Agent accepts appointment) as its nominee and agent, in its name and on its behalf pursuant to the terms and conditions of the Loan Documents: (i) to act as its nominee and on its behalf in and under all Loan Documents; (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Documents;
     (iii) to take any action that it properly requests under the Loan Documents (subject to the concurrence of other Lenders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to it under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, recipient and similar party in respect of any collateral for the benefit of Lenders; (vi) to promptly distribute to it all material information, requests, documents and items received from Borrower under the Loan Documents; (vii) to promptly distribute to it its ratable part of each payment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; and (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from it.

            (b) If the initial or any successor Agent ever ceases to be a party to this Agreement or if the initial or any successor Agent ever resigns (whether voluntarily or at the request of Required Lenders), then Required Lenders shall appoint the successor Agent from among Lenders (other than the resigning Agent). If Required Lenders fail to appoint a successor Agent within 30 days after the resigning Agent has given notice of resignation or Required Lenders have removed the resigning Agent, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which must be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Agent, the successor Agent succeeds to and becomes vested with all of the Rights of the prior Agent, and the prior Agent is discharged from its duties and obligations of Agent under the Loan Documents (but, when used in connection with L/Cs issued and outstanding before the appointment of the successor Agent, "Agent" shall continue to refer solely to NationsBank, N.A. (but, any L/Cs issued or renewed after the appointment of any successor Agent shall be issued or renewed by the successor Agent)), and each Lender shall execute the documents as any Lender, the resigning or removed Agent, or the successor Agent reasonably request to reflect the change. After any Agent's resignation or removal as Agent under the Loan Documents, the provisions of this Section 13 inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

            (c) Agent, in its capacity as a Lender, has the same Rights under the Loan Documents as any other Lender and may exercise those Rights as if it were not acting as Agent; the term "Lender" shall, unless the context otherwise indicates, include Agent; and Agent's resignation or removal shall not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Agent is not a fiduciary for Lenders or for Borrower but simply is acting in the capacity described in this Agreement to alleviate administrative burdens for Borrower and Lenders, that Agent has no duties or responsibilities to Lenders or Borrower, except those expressly set forth in the Loan Documents, and that Agent in its capacity as a Lender has all Rights of any other Lender.

            (d) Agent may now or hereafter be engaged in one or more loan, letter of credit, leasing or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the "other activities") not the subject of the Loan Documents. Without limiting the Rights of Lenders specifically set forth in the Loan Documents, Agent is not responsible to account to Lenders for those other activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of Borrower that are not contemplated or included in the Loan Documents, any present or future offset exercised by Agent in respect of those other activities, any present or future property taken as security for any of those other activities, or any property now or hereafter in Agent's possession or control that may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by Agent to reduce the Obligation, then each Lender is entitled to share ratably in the application as provided in the Loan Documents).

     13.2   Expenses.  Each Lender shall pay its Pro Rata Part of any
            --------
reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees and other costs of collection) incurred by Agent (while acting in such capacity) in connection with any of the Loan Documents if Agent is not reimbursed from other sources within 30 days after incurrence. Each Lender is entitled to receive its Pro Rata Part of any reimbursement that it makes to Agent if Agent is subsequently reimbursed from other sources.

     13.3   Proportionate Absorption of Losses.  Except as otherwise provided
            ----------------------------------
in the Loan Documents, nothing in the Loan Documents gives any Lender any advantage over any other Lender insofar as the Obligation is concerned or to relieve any Lender from absorbing its Pro Rata Part of any losses sustained with respect to any portion of the Obligation in which it participates (except to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligation having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of that Lender's portion of the Obligation).

     13.4   Delegation of Duties; Reliance.  Lenders may perform any of their
            ------------------------------
duties or exercise any of their Rights under the Loan Documents by or through Agent, and Lenders and Agent may perform any of their duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives. Agent, Lenders and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Agent or that Lender (but nothing in this clause
(a) permits Agent to rely on (i) oral statements if a writing is required by this Agreement or (ii) any other writing if a specific writing is required by this Agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its portion of the Principal Debt for all purposes until, subject to
Section 14.12, written notice of the assignment or transfer is given to and received by Agent (and any request, authorization, consent or approval of any Lender is conclusive and binding on each subsequent holder, assignee or transferee of or Participant in that Lender's portion of the Principal Debt until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Agent, who handles matters associated with the Loan Documents and transactions thereunder, has actual knowledge or Agent has been notified by a Lender or Borrower, and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Agent and are not liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of counsel, accountants, or experts.

     13.5   Limitation of Agent's Liability.
            -------------------------------

            (a) Neither Agent nor any of its Affiliates, Representatives, successors or assigns will be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment (except for fraud, gross negligence or willful misconduct), and none of them has a fiduciary relationship with any Lender by virtue of the Loan Documents (but nothing in this Agreement negates the obligation of Agent to account for funds received by it for the account of any Lender).

            (b) Unless indemnified to its satisfaction, Agent may not be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Agent requests instructions from Lenders, or Required Lenders, as the case may be, with respect to any act or action in connection with any Loan

     Document, Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability or that is contrary to any Loan Document or applicable Law. Without limiting the generality of the foregoing, no Lender has any right of action against Agent as a result of Agent's acting or refraining from acting under this Agreement in accordance with instructions of Required Lenders (or of all Lenders, if instructions from all Lenders is specifically required by the terms of the Loan Documents).

            (c) Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Agent in respect of, (i) the creditworthiness of Borrower and the risks involved to that Lender, (ii) the effectiveness, enforceability, genuineness, validity or due execution of any Loan Document (other than by Agent), (iii) any representation, warranty, document, certificate, report or statement made therein (other than by Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral ever securing the Obligation or the existence, priority or perfection of any Lien ever granted or purported to be granted on any collateral under any Loan Document, or (v) the observance of or compliance with any of the terms, covenants or conditions of any Loan Document on the part of Borrower. Each Lender agrees to indemnify Agent and its Representatives and hold them harmless from and against (but limited to such Lender's Pro Rata Part of) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever that may be imposed on, asserted against, or incurred by them in any way relating to or arising out of the Loan Documents or any action taken or omitted by them under the Loan Documents if Agent and its Representatives are not reimbursed for such amounts by Borrower. Although Agent and its Representatives have the right to be indemnified under this Agreement for its or their own ordinary negligence, Agent and its Representatives do not have the right to be indemnified under this Agreement for its or their own fraud, gross negligence or willful misconduct.

     13.6   Default.  While a Default exists, Lenders agree to promptly confer
            -------
in order that Required Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders; and Agent is entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until it has received instructions from Required Lenders. In actions with respect to any property of Borrower, Agent is acting for the ratable benefit of each Lender. Agent shall hold, for the ratable benefit of all Lenders, any security it receives for the Obligation or any guaranty of the Obligation it receives upon or in lieu of foreclosure.

     13.7   Limitation of Liability.  No Lender or any Participant will incur
            -----------------------
any liability to any other Lender or Participant, except for acts or omissions in bad faith, and neither Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

     13.8   Relationship of Lenders.  The Loan Documents and the documents
            -----------------------
delivered in connection therewith do not create a partnership or joint venture among Agent and Lenders or among Lenders.

     13.9   Benefits of Agreement.  None of the provisions of this Section 13
            ---------------------
inure to the benefit of Borrower or any other Person other than Agent and Lenders; consequently, neither Borrower nor any other Person is entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Agent or any Lender to comply with these provisions.

SECTION 14  MISCELLANEOUS.
----------  -------------

     14.1   Headings.  The headings, captions and arrangements used in any of
            --------
the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

     14.2   Nonbusiness Days; Time.  Any payment or action that is due under
            ----------------------
any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a LIBOR Loan, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day. Unless otherwise indicated, all time references (e.g., 1:00 p.m.) are to Dallas, Texas time.

     14.3   Communications.  Unless otherwise specifically provided, whenever
            --------------
any Loan Document requires or permits any consent, approval, notice, request or demand from one party to another, communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answer back is received, (b) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (c) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party to a Loan Document is set forth on the attached Schedule 1.

     14.4   Form and Number of Documents.  The form, substance, and number of
            ----------------------------
counterparts of each writing to be furnished under the Loan Documents must be satisfactory to Agent and its counsel, each in its reasonable discretion.

     14.5   Exceptions to Covenants.  Borrower may not take or fail to take any
            -----------------------
permitted as an exception to any of the covenants contained in any Loan Document if that action or omission would result in the breach of any other covenant contained in any Loan Document.

     14.6   Survival.  All covenants, agreements, undertakings, representations
            --------
and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

     14.7   Governing Law.  The Laws (other than conflict-of-laws provisions)
            -------------
of the State of Texas and of the U.S. govern the Rights and duties of the parties to the Loan Documents and the validity, construction, enforcement and interpretation of the Loan Documents.

     14.8   Invalid Provisions.  Any provision in any Loan Document held to be
            ------------------
illegal, invalid or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. Agent, Lenders, and Borrower shall negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable.

     14.9   Venue; Service of Process; Jury Trial.  Each Party to Any Loan
            -------------------------------------
Document, in Each Case for Itself, its Successors and Assigns, (a) Irrevocably Submits to the Nonexclusive Jurisdiction of the State and Federal Courts of the State of Texas, (b) irrevocably Waives, to the Fullest Extent Permitted by Law, Any Objection That it May Now or Hereafter Have to the Laying of Venue of Any Litigation Arising out of or in Connection with the Loan Documents and the Obligation Brought in District Courts of Dallas or Harris County, Texas, or in the U.S. District Court for the Northern or Southern District of Texas, Dallas or Houston Division, (c) irrevocably Waives Any Claims That Any Litigation Brought in Any of the Aforementioned Courts Has Been Brought in an Inconvenient Forum, (d) irrevocably Agrees That Any Legal Proceeding Against Any Party to Any Loan Document Arising out of or in Connection with the Loan Documents or the Obligation May Be Brought in One of the Aforementioned Courts, and (e) Irrevocably Waives, to the Fullest Extent Permitted by Law, its Respective Rights to a Jury Trial of Any Claim or Cause of Action Based upon or Arising out of Any Loan Document. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower acknowledges that these waivers are a material inducement to Agent's and each Lender's agreement to enter into a business relationship, that Agent and each Lender has already relied on these waivers in entering into this Agreement, and that Agent and each Lender will continue to rely on each of these waivers in related future dealings. Borrower further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. The Waivers in this Section 14.9 May Not Be Modified Except in Accordance with Section 14.10, and Shall, Except to the Extent Waived or Modified in Accordance with Section 14.10, Apply to Any Subsequent Amendments, Supplements or Placements to or of this or Any Other Loan Document. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

     14.10  Amendments, Consents, Conflicts and Waivers.
            -------------------------------------------

            (a) Unless otherwise specifically provided, (i) this Agreement may be amended only by an instrument in writing executed by Borrower, Agent and Required Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement, and (ii) the other Loan Documents may only be the subject of an amendment, modification or waiver that has been approved by Required Lenders and Borrower.

            (b) Any amendment to or consent or waiver under any Loan Document that purports to accomplish any of the following must be by an instrument in writing executed by Borrower and Agent and executed (or approved, as the case may be) by each Lender: (i) extend the due date, decrease the amount of, or reallocate any scheduled payment of the Obligation; (ii) decrease any rate or amount of interest, fees or other sums payable to Agent or Lenders under this Agreement (except such reductions as are contemplated by this Agreement); (iii) change the definition of "Committed Sum," "Required Lenders," or "Termination Date;" (iv) increase any one or more Lenders' Committed Sums; (v) waive compliance with, amend or release (in whole or in part) the Guaranty of The Vail Corporation; or (vi) change this clause (b),
     Section 9.12 or any other matter specifically requiring the consent of all Lenders under this Agreement.

            (c) Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this Agreement.

            (d) No course of dealing or any failure or delay by Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Agent or any Lender under this Agreement operates as a waiver thereof. A waiver must be in writing and signed by Agent and Lenders (or Required Lenders, if permitted under this Agreement) to be effective, and a waiver will be effective only in the specific instance and for the specific purpose for which it is given.

     14.11  Multiple Counterparts.  Each Loan Document (other than the Notes)
            ---------------------
may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by Borrower, each Lender, and Agent. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Agent by each Lender, Agent and Borrower, or, in the case only of Lenders, when Agent has received telecopied, telexed or other evidence satisfactory to it that each Lender has executed and is delivering to Agent a counterpart of this Agreement.

     14.12  Successors and Assigns; Participation.
            -------------------------------------

            (a) The Loan Documents bind and inure to the benefit of the parties hereto, any intended beneficiary thereof, and each of their respective successors and permitted assigns. No Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation, except as permitted by this Section 14.12.

            (b) Any Lender may, in the ordinary course of its business, at any time sell to one or more Persons (each a "Participant") participating interests in all or any part of its Rights and obligations under the Loan Documents. The selling Lender shall remain a "Lender" under this Agreement (and the Participant shall not constitute a "Lender" under this Agreement) and its obligations under this Agreement shall remain unchanged. The selling Lender shall remain solely responsible for the performance of its obligations under the Loan Documents and shall remain the holder of its share of the Principal Debt for all purposes under this Agreement.
     Borrower and Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender's Rights and obligations under the Loan Documents. Participants have no Rights under the Loan Documents, other than certain voting Rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Section 3 with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Section 3 calculated as though no participation have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification or waiver of any Loan Document, except to the extent the amendment, modification or waiver extends the due date for payment of any principal, interest or fees due under the Loan Documents or reduces the interest rate or the amount of principal or fees applicable to the Obligation (except reductions contemplated by this Agreement).

            (c) Any Lender may at any time, in the ordinary course of its business, assign to any Eligible Assignee (each a "Purchaser") all or any part (but if less than all, then not less than $5,000,000) of its Rights and obligations under the Loan Documents. In each case, the Purchaser shall assume those Rights and obligations under an assignment agreement substantially in the form of the attached Exhibit G. Each assignment under this Section 14.12(c) shall include a ratable interest in the assigning Lender's Rights and obligations under the Facility. Upon (i) delivery of an executed copy of the assignment agreement to Borrower and Agent and the recordation thereof in the Register provided for in Section 14.12(d) and
     (ii) with respect to each assignment after the completion of the primary syndication of the Facility, payment of a fee of $3,500 from the transferor to Agent, from and after the effective date specified in the assignment agreement (which shall be after the date of delivery), the Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the Rights and obligations of a Lender under this Agreement to the same extent as if it were an original party to this Agreement with commitments as set forth in the assignment agreement, and the transferor Lender shall be released from its obligations under this Agreement to a corresponding extent, and, except as provided in the following sentence, no further consent or action by Borrower, Lenders or Agent shall be required. Upon the consummation of any transfer to a Purchaser under this clause (c), the then-existing Schedule 1 shall automatically be deemed to reflect the name, address and Committed Sum of such Purchaser, Agent shall deliver to Borrower and Lenders an amended Schedule 1 reflecting those changes, and Borrower shall execute and deliver to the Purchaser and, if applicable, such Lender, a Note in the face amount of its Committed Sum and the transferor Lender shall return to Borrower the Note previously delivered to it under this Agreement. A Purchaser is subject to all the provisions in this section as if it were a Lender signatory to this Agreement as of the date of this Agreement.

            (d) Agent shall maintain at its address on Schedule 1 a copy of each Lender assignment agreement delivered to it in accordance with the terms of
     Section 14.12(c) and a register for the recordation of the principal amount, Type and Interest Period of each Loan and the names, addresses and Committed Sums of each Lender from time to time (the "Register"). Agent will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (e) This Section 14.12 relates to absolute assignments and, notwithstanding Section 14.12(a), does not prohibit assignments creating security interests. Specifically, without limitation, any Lender may at any time, without the consent of Borrower or Agent, assign all or any part of its Rights under the Loan Documents to a Federal Reserve Bank without releasing the transferor Lender from its obligations thereunder.

     14.13  Discharge Only Upon Payment in Full; Reinstatement in Certain
            -------------------------------------------------------------
Circumstances.  Borrower's obligations under the Loan Documents remain in full
-------------
force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Documents expressly intended to survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

     14.14  Entirety.  The Rights and Obligations of Borrower, Lenders and
            --------
Agent Shall Be Determined Solely from Written Agreements, Documents and Instruments, and Any Prior Oral Agreements among the Parties Are Superseded by and Merged into Those Writings. This Agreement and the Other Written Loan Documents (Each as Amended in Writing from Time to Time) Executed by Borrower, Any Lender or Agent Represent the Final Agreement among the Parties and May Not Be Contradicted by Evidence of Prior, Contemporaneous or Subsequent Oral Agreements by the Parties. There Are No Unwritten Oral Agreements among the Parties. This Agreement supersedes all prior written agreements and understandings relating to the subject matter hereof and may be supplemented only by documents delivered in accordance with the terms hereof.


                        [Signatures on following page.]

     EXECUTED as of the day and year first mentioned.


                             SSI VENTURE LLC

                             By:  THE GART COMPANIES, INC., Manager


                                   By:  _____________________________________
                                        Thomas A. Gart
                                        President



                             NATIONSBANK, N.A., as Agent and sole initial Lender



                             By:   ___________________________________________
                                   Natalie E. Hebert
                                   Vice President

SCHEDULE 1
----------
                          (Revised January 22, 1999)

          PARTIES, ADDRESSES, COMMITTED SUMS, AND WIRING INFORMATION


Borrower
--------

SSI Venture LLC
233 Milwaukee
Denver, Colorado  80206
Attn:   Thomas A. Gart
Phone:  303/333-1933
FAX:    303/333-1905

copy to:

Laff Stein Campbell Tucker & Delaney, LLP
7730 East Belleview Avenue, Suite 204
Englewood, Colorado 80111-2616
Attn:   Alan D. Laff
Phone:  303/740-7200
Fax:    303/740-7300


Guarantor
---------

The Vail Corporation
Post Office Box 7
Vail, Colorado  81658
137 Benchmark Road
Avon, Colorado 81620
Attn:   James P. Donohue
        Senior Vice President and Chief Financial Officer
Phone:  970/845-2506
FAX:    970/845-2520

copy to:

Legal Department
Vail Resorts, Inc.
Post Office Box 7
Vail, Colorado  81658
137 Benchmark Road
Avon, Colorado 81620
Phone:  970/845-2650
FAX:    970/845-2667

Agent
-----

NationsBank, N.A.
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn:   Natalie E. Hebert
        Vice President
Phone:  214/508-9060
FAX:    214/508-0980

copy to:

Porter & Hedges, L.L.P.
700 Louisiana, 35th Floor
Houston, Texas  77002-2764
Attn:   F. Walter Bistline, Jr.
Phone:  713/226-0681
FAX:    713/226-0281



Lenders                                   Facility A        Facility B
-------                                   Commitment        Commitment
                                          ----------        ----------

NationsBank, N.A.                          $5,000,000        $5,000,000
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn:   Natalie E. Hebert
        Vice President
Phone:  214/508-9060
FAX:    214/508-0980


BankBoston, N.A.                           $5,000,000        $5,000,000
100 Federal Street
Mail Stop 01-07-07
Boston, Massachusetts 02110
Attn:   Carlton F. Williams
        Director
Phone:  617/434-8108
FAX:    617/434-8102

                              TOTAL:       $10,000,000       $10,000,000

                              Wiring Information
                              ------------------

SSI Venture LLC

     Location of account: Guaranty Bank & Trust (Denver, Colorado) ABA #: 102000966
     Account No.: 13-49343
     (Ref. SSI Venture LLC)

NationsBank, N.A.

     Location of account:  NationsBank, N.A. (Dallas, Texas)
     ABA #:  111000025
     FTA Acct. #:  0180019828
     Attention:  Commercial Loans
     (Ref. SSI Venture LLC)

BankBoston, N.A.

     Location of account: Bank of Boston (Boston, Massachusetts)
     ABA #:  011000390
     Attention:  Commercial Finance, Rob Vaccaro
     (Ref. SSI Venture LLC)


                                 SCHEDULE 7.2
                                 ------------

                              CORPORATE STRUCTURE


     SSI Venture LLC, a Colorado limited liability company, is authorized to do business in the State of Colorado. The members of SSI Venture LLC are as follows:



                Members                      Ownership Interest (%)
                ------                       ----------------------

                The Vail Corporation         51.9%

                GSSI LLC                     48.1%

                                 SCHEDULE 7.7
                                 ------------

                          MATERIAL LITIGATION SUMMARY
                     (Cases and possible cases reasonably
                  likely to become a Material Adverse Event)

                                     None.


                                 SCHEDULE 7.9
                                 ------------

                        MATERIAL ENVIRONMENTAL MATTERS
              (Matters which constitute a Material Adverse Event)


                                     None.


                                 SCHEDULE 7.13
                                 -------------

                   NON-STANDARD TRANSACTIONS WITH AFFILIATES


1. Management Agreement dated June 25, 1998, between SSI Venture LLC (Owner) and The Gart Companies, Inc. (Manager).


                                 SCHEDULE 9.9
                                 ------------

              PERMITTED DISTRIBUTIONS AND PAYMENTS TO AFFILIATES


1. Management fees paid to The Gart Companies, Inc., as follows: (i) $62,500 per month as set forth in Section 3.1 of the Management Agreement; (ii) any Additional Fees payable as set forth in Section 3.1 of the Management Agreement; and (iii) Incentive Fees payable pursuant to Exhibit A of the Management Agreement, if any.

2. Preferred Payments paid to GSSI LLC as set forth in Section 4.1(b) of the Operating Agreement.

3. Tax Distributions paid to the Members as set forth in Section 4.1(b) of the Operating Agreement.

EXHIBIT A-1
-----------

                       REVOLVING CREDIT PROMISSORY NOTE


 $_________________               Dallas, Texas          _______________________

     For value received, SSI VENTURE LLC ("Maker") hereby promises to pay to the order of ___________________ ("Payee") on or before the Termination Date, the principal amount of $_______________, or so much thereof as may be disbursed and outstanding hereunder, together with interest, as hereinafter described.

     This note has been executed and delivered under, and is subject to the terms of, the Credit Agreement dated as of December 30, 1998 (as amended, supplemented or restated, the "Credit Agreement"), among Maker, NationsBank, N.A., as Agent, and the Lenders referred to therein (including, without limitation, Payee) and is one of the "Facility A Notes" referred to therein. Unless defined herein or the context otherwise requires, capitalized terms used herein have the meaning given to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, acceleration of maturity, exercise of Rights, payment of attorneys' fees, court costs and other costs of collection, and certain waivers by Maker and others now or hereafter obligated for payment of any sums due hereunder.

     This note is a Loan Document and, therefore, is subject to the applicable provisions of Section 14 (including, without limitation, the registration provisions of Section 14.12(d)) of the Credit Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim.

     Specific reference is made to Section 3.8 of the Credit Agreement for usury savings provisions.


                              SSI VENTURE LLC

                              By:  THE GART COMPANIES, INC., Manager



                                    By:
                                       ---------------------------------
                                         Name:
                                              --------------------------
                                         Title:
                                               -------------------------

                                  EXHIBIT A-2
                                  -----------

                                   TERM NOTE


$________________                Dallas, Texas                _________________


     For value received, SSI VENTURE LLC ("Maker") hereby promises to pay to the order of ___________________ ("Payee") on or before the Termination Date, the principal amount of $_______________, or so much thereof as may be disbursed and outstanding hereunder, together with interest, as hereinafter described.

     This note has been executed and delivered under, and is subject to the terms of, the Credit Agreement dated as of December 30, 1998 (as amended, supplemented or restated, the "Credit Agreement"), among Maker, NationsBank, N.A., as Agent, and the Lenders referred to therein (including, without limitation, Payee) and is the "Facility B Note" referred to therein. Unless defined herein or the context otherwise requires, capitalized terms used herein have the meaning given to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, acceleration of maturity, exercise of Rights, payment of attorneys' fees, court costs and other costs of collection, and certain waivers by Maker and others now or hereafter obligated for payment of any sums due hereunder.

     This note is a Loan Document and, therefore, is subject to the applicable provisions of Section 14 (including, without limitation, the registration provisions of Section 14.12(d)) of the Credit Agreement, all of which applicable provisions are incorporated herein by reference the same as if set forth herein verbatim.

     Specific reference is made to Section 3.8 of the Credit Agreement for usury savings provisions.


                              SSI VENTURE LLC

                              By:  THE GART COMPANIES, INC., Manager



                                    By:
                                       -------------------------------
                                         Name:
                                              ------------------------
                                         Title:
                                               -----------------------

                                   EXHIBIT B
                                   ---------

                                   GUARANTY

     THIS GUARANTY is executed as of _____________, by the undersigned ("Guarantor") for the benefit of NATIONSBANK, N.A. (with its successors in such capacity, "Agent"), as Agent for itself and other Lenders ("Lenders" and together with Agent, the "Guaranteed Parties") now or hereafter party to the Credit Agreement with SSI VENTURE LLC ("Borrower") dated as of December 30, 1998 (as hereafter amended, supplemented, or restated, the "Credit Agreement"). Capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

     A.  Guarantor is an Affiliate of Borrower.

     B. The execution and delivery of this Guaranty is an integral part of the transactions contemplated by the Loan Documents and a condition precedent to Lenders' obligations to extend credit under the Credit Agreement.

     C. In Guarantor's judgment, the value of the consideration received and to be received by it under the Loan Documents is reasonably worth at least as much as its liability and obligation under this Guaranty, and such liability and obligation may reasonably be expected to benefit it directly or indirectly.

     NOW, THEREFORE, Guarantor guarantees to Lenders the prompt payment at maturity (by acceleration or otherwise), and at all times thereafter, of the Guaranteed Debt (defined below) owing to Lenders as follows:

     1.  Borrower.  The term "Borrower" includes, without limitation, Borrower
         --------
as a debtor-in-possession and any party hereafter appointed receiver for Borrower or all or substantially all of its assets under any Debtor Relief Law.

     2.  Guaranteed Debt.  The term "Guaranteed Debt" means all present and
         ---------------
future indebtedness and obligations, and all renewals, increases and extensions thereof, or any part thereof, now or hereafter owed to the Guaranteed Parties by Borrower under the Loan Documents to which it is a party, together with all interest accruing thereon, fees, costs and expenses (including, without limitation, (a) all attorneys' fees and expenses incurred pursuant to, or in connection with the protection of Rights under, the Loan Documents to which Borrower is a party, and (b) amounts that would become due but for operation of
Section 502, 506 or any other applicable provision of Title 11 of the U.S.
Code), together with all pre- and post-maturity interest thereon (including, without limitation, all post-petition interest if Borrower voluntarily or involuntarily files for bankruptcy protection) and any and all costs, attorneys' fees and expenses reasonably incurred by any Guaranteed Party to enforce Borrower's payment of any of the foregoing indebtedness.

     3.  Absolute Guaranty; Limit of Liability.  This instrument is an absolute,
         -------------------------------------
irrevocable and continuing guaranty, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of Guarantor with respect to the Guaranteed Debt of Borrower thereafter incurred. NOTWITHSTANDING ANY CONTRARY PROVISION IN THIS GUARANTY, HOWEVER, THE OBLIGATIONS OF GUARANTOR HEREUNDER SHALL BE LIMITED TO AN AGGREGATE AMOUNT EQUAL TO THE LARGEST AMOUNT THAT WOULD NOT RENDER ITS OBLIGATIONS HEREUNDER SUBJECT TO AVOIDANCE UNDER SECTION 548 OF THE U.S. BANKRUPTCY CODE OR ANY COMPARABLE PROVISIONS OF ANY APPLICABLE STATE LAW.

     4.  Other Indebtedness.  If Guarantor becomes liable for any indebtedness
         ------------------
owing by Borrower to any Guaranteed Party, other than under this Guaranty, such liability will not be in any manner impaired or affected by this Guaranty, and the rights of the Guaranteed Parties under this Guaranty are cumulative of any and all other rights that the Guaranteed Parties may ever have against Guarantor. The exercise by any Guaranteed Parties of any right or remedy under this Guaranty or otherwise will not preclude the concurrent or subsequent exercise of any other right or remedy.

     5.  Default.  If a Default under the Credit Agreement exists and as a
         -------
result of such Default amounts are owing to any Guaranteed Party in respect of its Guaranteed Debt, Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of either the acceptance by any Guaranteed Party of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to the appropriate Guaranteed Party, and it is not necessary for such Guaranteed Party, in order to enforce such payment by Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on such indebtedness or to enforce rights against any collateral securing such indebtedness.

     6.  Subordinated Debt.  All obligations of Borrower to Guarantor (the
         -----------------
"Subordinated Debt") are expressly subordinated to the full and final payment of the Guaranteed Debt. Guarantor agrees not to accept any payment of the Subordinated Debt from Borrower with respect thereto, if a Default exists; and, if Guarantor receives any payment of the Subordinated Debt in violation of the foregoing, Guarantor will hold any such payment in trust for Agent and promptly turn it over to Agent, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt in the manner contemplated by the Credit Agreement.

     7.  Waiver of Subrogation and Contribution.  Until the Guaranteed Debt has
         --------------------------------------
been paid in full, Guarantor will not assert, enforce or otherwise exercise (a) any right of subrogation to any of the rights or liens of Agent or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any collateral or other security, or (b) any right of recourse, reimbursement, subrogation, contribution, indemnification or similar right against Borrower or any other obligor on all or any part of the Guaranteed Debt or any guarantor thereof

     8.  Obligations Not Diminished.  Guarantor's obligations under this
         --------------------------
Guaranty will not be released, diminished or affected by the occurrence of any one or more of the following events: (a) any Guaranteed Party's taking or accepting of any other security or guaranty for any or all of the Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment or loss of any collateral securing any or all of the Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on the Obligation; (d) the modification of or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy or lack of corporate power of any party at any time liable for any or all of the Guaranteed Debt, whether now existing or hereafter occurring; (f) any renewal, extension or rearrangement of any or all of the Guaranteed Debt or any adjustment, indulgence, forbearance or compromise that may be granted or given by Agent or Lenders to any other obligor on the Obligation; (g) any neglect, delay, omission, failure or refusal of Agent or Lenders to take or prosecute any action in connection with the Guaranteed Debt; (h) any failure of Agent or Lenders to notify Guarantor of any renewal, extension or assignment of any or all of the Guaranteed Debt or the release of any security or of any other action taken or refrained from being taken by Agent or Lenders against Borrower or any new agreement between Agent or Lenders and Borrower, it being understood that Agent and Lenders are not required to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Guaranteed Debt; (i) the unenforceability of any part of the Guaranteed Debt against any party because it exceeds the amount permitted by law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection therewith, or otherwise; or (j) any payment of the Obligation to Agent or Lenders is held to constitute a preference under any Debtor Relief Law or for any other reason Agent or Lenders are required to refund such payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to such payment).

     9.  Waiver of Right to Require Suit.  Guarantor waives all rights by which
         -------------------------------
it might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Debt or require suit against Borrower or others.

     10.  Independent Credit Investigation.  Guarantor confirms that it has
          --------------------------------
executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Guarantor confirms that it has made its own independent investigation with respect to Borrower's creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Agent or Lenders as to such creditworthiness.

Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting (a) Borrower's ability to perform under the Loan Documents to which it is a party or (b) any collateral securing all or any part of the Guaranteed Debt.

     11.  No Discharge.  The Guaranteed Debt will not be reduced, discharged or
          ------------
released because or by reason of any existing or future offset, claim or defense (except for the defense of payment of the Guaranteed Debt) of Borrower or any other party against Agent or Lenders or against payment of the Guaranteed Debt, whether such offset, claim or defense arises in connection with the Guaranteed Debt or otherwise. Such claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.

     12.  Successors and Assigns.  This Guaranty is for the benefit of Agent and
          ----------------------
Lenders and their respective successors and permitted assigns, and in the event of an assignment of all or any of the Guaranteed Debt, the Rights hereunder, to the extent applicable to the portion assigned, shall be transferred therewith. This Guaranty shall be binding upon Guarantor and its successors and permitted assigns.

     13.  Loan Document.  This Guaranty is a Loan Document and is subject to the
          -------------
applicable provisions of Section 14 of the Credit Agreement, all of which are incorporated into this Guaranty by reference the same as if set forth in this Guaranty verbatim.






                                    By:
                                       -----------------------------------
                                         Name:
                                              ----------------------------
                                         Title:
                                               ---------------------------

                                   EXHIBIT C
                                   ---------

                                 LOAN REQUEST

                               ________________


NationsBank, N.A., as Agent
Corporate Finance Group
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn:  Natalie E. Hebert
     Fax:  (214) 508-0980

     Reference is made to the Credit Agreement dated as of December 30, 1998 (as amended, supplemented or restated from time to time, the "Credit Agreement"), among SSI Venture LLC, the Lenders named therein, and NationsBank, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.2(a) of the Credit Agreement that it requests a Loan under the Credit Agreement on the following terms:

     (A)  Loan Date (a Business Day)            ----------------------
     (B)  Principal Amount of Loan*             ----------------------
     (C)  Type of Loan**                        ----------------------
     (D)  For LIBOR Loan, Interest Period
          and the last day thereof***           ----------------------

     Please deposit the requested Loan in our account with you [and then wire transfer amounts from that account as follows:


     Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Loan Date specified above after giving effect to such Loan: (a) all of our representations and warranties in the Loan Documents are true and correct in all material respects (except to the extent that (i) they speak to a specific date or (ii) the facts on which they are based have been changed by transactions contemplated or permitted by the Credit Agreement); and (b) no Material Adverse Event has occurred and no Default or Potential Default exists.

                              Very truly yours,

                              SSI VENTURE LLC

                              By:  THE GART COMPANIES, INC., Manager


                                    By:
                                       ------------------------------------
                                         Name:
                                              -----------------------------
                                         Title:
                                               ----------------------------



 * Not less than $100,000 or a greater integral multiple of $50,000 (if a Base Rate Loan); not less than $250,000 or a greater integral multiple of $50,000 (if a LIBOR Loan).

 **  LIBOR Loan or Base Rate Loan.

***  LIBOR Loan -- 1, 2, 3 or 6 months.
     In no event may the Interest Period end after the appropriate Termination Date.

                                   EXHIBIT D
                                   ---------

                            COMPLIANCE CERTIFICATE
                    FOR _____________ ENDED _______________



NationsBank, N.A., as Agent
Corporate Finance Group
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn:  Natalie E. Hebert
     Fax:  (214) 508-0980


     Reference is made to the Credit Agreement dated as of December 30, 1998 (as amended, supplemented or restated, the "Credit Agreement"), among SSI Venture LLC, the Lenders named therein, and NationsBank, N.A., as Agent. Unless otherwise defined herein, all capitalized terms have the meanings given to such terms in the Credit Agreement.

     This certificate is delivered pursuant to Section 8.1 of the Credit Agreement.

     I certify to Agent that I am the Chief Financial Officer of Borrower on the date hereof and that:

     1. The financial statements attached hereto were prepared in accordance with GAAP (except for the omission of footnotes from financial statements delivered pursuant to Section 8.1(b)) and present fairly, in all material respects, the consolidated financial condition and results of operations of Borrower and any Subsidiaries as of, and for the ___________ ending on ________________ (the "Subject Period").

     2. During the Subject Period, no Default or Potential Default has occurred which has not been cured or waived (except for any Defaults set forth on the attached schedule).

     3.  Evidence of compliance by Borrower with the financial covenants of
Section 10 of the Credit Agreement as of the last day of the Subject Period is set forth on the attached calculation worksheet.


                              Very truly yours,


                              -----------------------------------------------
                              Name:
                                   ------------------------------------------
                                   Chief Financial Officer of SSI Venture LLC

                                   EXHIBIT E
                                   ---------

                              CONVERSION REQUEST

                               ________________

NationsBank, N.A., as Agent
Corporate Finance Group
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn:  Natalie E. Hebert
       Fax:  (214) 508-0980

     Reference is made to the Credit Agreement dated as of December 30, 1998 (as amended, supplemented or restated, the "Credit Agreement"), among SSI Venture LLC, the Lenders named therein, and NationsBank, N.A., as Agent. Unless otherwise defined herein, all capitalized terms have the meanings given to such terms in the Credit Agreement.

     The undersigned hereby gives you notice pursuant to Section 3.10 of the Credit Agreement that it elects to convert all or part of a Loan under the Credit Agreement from one Type to another Type or elects a new Interest Period for a LIBOR Loan on the following terms:

     (A)  Date of conversion or last day of
          applicable Interest Period (a Business Day)          -----------------

     (B)  Type** and Principal Amount* of
          Existing Borrowing being converted                   -----------------

     (C)  New Type of Borrowing selected**           -----------------

     (D)  For conversion to a LIBOR Rate Borrowing, the
          Interest Period selected and the last day thereof*** -----------------

     (E)  Type** and Principal Amount* of Existing
          Borrowing Being Continued                            -----------------

     (F)  For continuation of a LIBOR Rate Borrowing, the
          Interest Period selected and the last day thereof*** -----------------

                              Very truly yours,

                              SSI VENTURE LLC

                              By:  The Gart Companies, Inc., Manager


                                    By:
                                       -----------------------------------
                                         Name:
                                              ----------------------------
                                         Title:
                                               ---------------------------



  * Not less than $100,000 or a greater integral multiple of $50,000 (if a Base Rate Loan); not less than $250,000 or a greater integral multiple of $50,000 (if a LIBOR Loan).
 **  LIBOR Loan or Base Rate Loan.
*** 1, 2, 3 or 6 months. The Interest Period may not end after the appropriate Termination Date.

                                   EXHIBIT F
                                   ---------

                                  L/C REQUEST


                               ________________


NationsBank, N.A., as Agent
Corporate Finance Group
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn:  Natalie E. Hebert
       Fax:  (214) 508-0980


     Reference is made to the Credit Agreement dated as of December 30, 1998 (as amended, supplemented or restated, the "Credit Agreement"), among SSI Venture LLC, the Lenders named therein, and NationsBank, N.A., as Agent. Unless otherwise defined herein, all capitalized terms have the meanings given to such terms in the Credit Agreement.

     The undersigned hereby gives you notice pursuant to Section 2.3(a) of the Credit Agreement that it requests the issuance of an L/C under the L/C Subfacility on the following terms:

     (A)  Face amount of the L/C*                       -----------------
     (B)  Date on which the L/C is to be
          issued (a Business Day)                       -----------------
     (C)  Expiration date of the L/C**                  -----------------

     Accompanying this notice is a duly executed and properly completed L/C Agreement, together with the payment of any L/C fees due and payable pursuant to
Section 4.3 of the Credit Agreement.

     Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date specified herein for issuance of the L/C after giving effect to the issuance of such L/C:
(a) all of the representations and warranties in the Loan Documents are true and correct in all material respects (except to the extent that (i) they speak to a specific date or (ii) the facts on which they are based have been changed by transactions contemplated or permitted by the Credit Agreement); (b) no Material Adverse Event has occurred; and (c) no Default or Potential Default exists.

                              Very truly yours,

                              SSI VENTURE LLC

                              By:  The Gart Companies, Inc., Manager


                                    By:
                                       --------------------------------------
                                         Name:
                                              -------------------------------
                                         Title:
                                               ------------------------------



 *   Not greater than the unused and available portion of the L/C Facility under
     Section 2.3(a) of the Credit Agreement.

 ** Not later than 13 months after issuance (subject to self-extension with up to 120 days' cancellation notice by Agent to the beneficiary).

                                   EXHIBIT G
                                   ---------

                           ASSIGNMENT AND ACCEPTANCE
                 [To be revised to provide for assignments of
                     revolving or term loan portion only.]


     Reference is made to the Credit Agreement dated as of December 30, 1998 (the "Credit Agreement") among SSI Venture LLC, a Colorado limited liability company ("Borrower"), the Lenders (as defined in the Credit Agreement) and NationsBank, N.A., as agent for the Lenders ("Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

     The "Assignor" and the "Assignee" referred to on Schedule 1 agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Loan Documents. After giving effect to such sale and assignment, the Assignee's Commitments and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or The Vail Corporation or the performance or observance by Borrower or The Vail Corporation of any of its obligations under the Loan Documents; and (iv) attaches the Note held by the Assignor and requests that Agent exchange such Note for new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitments retained by the Assignor, if any, as specified on Schedule 1.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 3.18.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to Agent for acceptance and recording by Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by Agent, unless otherwise specified on Schedule 1.

     5.  Upon such acceptance and recording by Agent, as of the Effective Date,
(i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance and recording by Agent, from and after the Effective Date, Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Texas.

     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                  SCHEDULE 1
                                      to
                           ASSIGNMENT AND ACCEPTANCE


     Percentage interest assigned:                      __________________%

     Assignee's Commitment:                            $__________________
     Aggregate outstanding principal amount
      of Loans assigned:                               $__________________

     Principal amount of Note payable to Assignee:     $__________________

     Principal amount of Note payable to Assignor:     $__________________

     Effective Date (if other than date
     of acceptance by Agent):                          *_______, 19__



                                        [NAME OF ASSIGNOR], as Assignor


                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------

                                        Dated:          , 19
                                              ----------    ------

                                        [NAME OF ASSIGNEE], as Assignee


                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------



* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to Agent.

Accepted [and Approved] **
this ___ day of ___________, 19__

NATIONSBANK, N.A.


By:
   --------------------------------
Name:
     ------------------------------
Title:
      -----------------------------


[Approved this ____ day
of ____________, 19__

SSI VENTURE LLC

By:  The Gart Companies, Inc., Manager


     By:
        ---------------------------
          Name:
               --------------------
          Title:                ]**
                ----------------







**   Required if the Assignee is an Eligible Assignee solely by reason of clause
     (iii) of the definition of "Eligible Assignee".


                                      G-4